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As filed with the Securities and Exchange Commission on August 10, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

Oregon (State of incorporation or organization)	91-1761992 (I.R.S. Employer Identification Number)

8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

Allen H. Alley
President and Chief Executive Officer
Pixelworks, Inc.
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Alice Cuprill-Comas, Esq.
Ater Wynne LLP
222 SW Columbia, Suite 1800
Portland, Oregon 97201
(503) 226-1191

        Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1.75% Convertible Subordinated Debentures Due 2024	$150,000,000(1)	100%(3)	$150,000,000(3)	$19,005(3)

Common Stock, $0.001 par value per share	8,581,032(2)	$8.80(4)	$21,310,317(4)	$2,700(4)

(1)
The 1.75% Convertible Subordinated debentures due 2024 (the "Debentures") were issued at an original price of $1,000 per $1,000 principal amount at maturity, which represents an aggregate initial issue price and an aggregate principal amount at maturity of $150,000,000.

(2)
Includes 6,159,405 shares of common stock initially issuable upon conversion of the Debentures at a rate of 41.0627 shares of common stock per $1,000 principal amount at maturity of the Debentures, plus 2,421,627 shares of common stock offered by selling security holders and an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the Debentures as a result of circumstances described in the prospectus that is a part of this registration statement.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(i) of the Securities Act.

(4)
Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to shares of common stock issuable upon conversion of the Debentures because no additional consideration will be received in connection with the exercise of the conversion privilege. With respect to the 2,421,627 shares of common stock offered by selling security holders, the fee is estimated based on the average of the high and low price per share of our common stock as reported on NASDAQ on August 6, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2004

PROSPECTUS

PIXELWORKS, INC.

$150,000,000 PRINCIPAL AMOUNT
1.75% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024
and
 6,159,405 SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION OF THE DEBENTURES
and
 2,421,627 SHARES OF COMMON STOCK

        We originally issued the debentures in private placements in May and June 2004. This prospectus will be used by selling security holders to resell their debentures and the common stock issuable upon conversion of such debentures. In addition, certain selling security holders have elected to register their shares of common stock through the exercise of certain piggyback registration rights previously granted to them.

        The debentures will bear interest at the rate of 1.75% per annum. Interest on the debentures is payable on May 15 and November 15 of each year, beginning on November 15, 2004.

        The debentures are convertible under certain circumstances by holders into shares of our common stock initially at a conversion rate of 41.0627 shares of common stock per $1,000 principal amount of debentures (subject to adjustment in certain events). This is equivalent to a conversion price of approximately $24.35 per share. The debentures are convertible under the following circumstances: (1) if the price of our stock reaches a specified threshold, (2) if the trading price of the debentures is below a specified threshold, (3) if the debentures have been called for redemption, or (4) if specified corporate transactions occur, each as described in this offering memorandum.

        The debentures will mature on May 15, 2024. We may redeem for cash at any time on or after May 15, 2011 some or all of the debentures at a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to, but excluding the date fixed for redemption. See "Description of Debentures—Optional Redemption."

        The debentures will be our unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness. Holders may require us to purchase all or a portion of their debentures on May 15, 2011, May 15, 2014 and May 15, 2019, at 100% of their principal amount of the debentures to be purchased, plus accrued and unpaid interest, if any, to but excluding the purchase date.

        Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. However, debentures sold by means of this prospectus will no longer trade on the PORTAL Market. We do not intend to list the debentures for trading on any other automated interdealer quotation system or any securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol "PXLW." On August 9, 2004, the last reported sale price of our common stock was $8.46 per share. Our principal executive offices are located at 8100 S.W. Nyberg Road, Tualatin, Oregon 97062 and our telephone number is (503) 454-1750.

        The selling security holders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions. We are responsible for the payment of other expenses incident to the registration of the securities.

        Investing in the debentures involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY DOCUMENT INCORPORATED HEREIN OR THEREIN TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON THE FRONT OF THESE DOCUMENTS.

PROSPECTUS SUMMARY

        This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire offering memorandum carefully, including the section entitled "Risk Factors" and the documents incorporated by reference, including our financial statements and the notes thereto, before making an investment in the debentures. As used in this offering memorandum, "Pixelworks," "the Company," "we," "our," and "us" refer to Pixelworks, Inc., an Oregon corporation, except where the context otherwise requires or as otherwise indicated.

Pixelworks, Inc.

        We are a leading designer, developer and marketer of semiconductors and software for the advanced display industry, including advanced televisions, multimedia projectors and flat panel monitors. Our system-on-chip semiconductors provide the 'intelligence' for these new types of displays by processing and optimizing video and computer graphic signals to produce high-quality images. Many of the world's leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products. Our goal is to provide all of the electronics necessary to process the signal along its entire path through the system in order to provide a turnkey solution for our customers.

        The display industry is undergoing a transformation from displays using cathode ray tubes, or CRTs, which have been the predominant display technology for more than 60 years and operate using analog, or waveform, signals. A new generation of technologies are now available that utilize display screens comprised of a grid of thousands of tiny picture elements, or pixels, and operate digitally. Examples of these new types of displays include liquid crystal displays, plasma displays, micro-mirror devices and other advanced display technologies.

        During the transition to digital display technology, the way signal processing integrated circuits, or ICs, are developed is shifting away from development by vertically integrated manufacturers toward development by third-party companies like Pixelworks. We provide our customers, including manufacturers, original equipment manufacturers, or OEMs, and systems integrators, with video and graphics processing solutions that enable them to deliver an advanced display system with industry leading performance and features to market rapidly. By choosing this product development strategy, our customers reduce their research and development costs, thereby reducing the cost of the overall system. In addition, our customers can utilize a consistent design environment across multiple product lines.

        We have a broad product line that uses proprietary technologies and advanced designs to address the requirements of the industry we serve. Our products range from single-purpose discrete ICs to system-on-chip ICs integrating a microprocessor, memory and image processing circuits that function as a computer on a single chip. We have expanded our technology portfolio through internal developments, acquisitions and co-developments with business partners. In the future, we plan to introduce products that continue to integrate additional functionality and utilize more advanced processes in order to improve performance and lower product costs. We are a fabless company and rely on third party foundries, including Infineon Technologies AG, Semiconductor Manufacturing International Corporation, Taiwan Semiconductor Manufacturing Corporation and Toshiba, to manufacture our ICs.

        We are incorporated in Oregon and our principal offices are located at 8100 SW Nyberg Road, Tualatin, Oregon 97062. Our telephone number is (503) 454-1750. Our corporate website is located at http://www.pixelworks.com, although none of the information contained on our website is a part of this offering memorandum.

The Offering

Issuer	Pixelworks, Inc.
Securities Offered	$150,000,000 principal amount of 1.75% Convertible Subordinated Debentures due 2024 and 2,421,627 shares of common stock.
Offering Price	100% of the principal amount of the debentures, plus accrued interest from May 18, 2004, if any, or such other price as the initial purchasers determine.
Maturity Date	May 15, 2024.
Interest	1.75% per annum on the principal amount, payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2004.
Ranking
The debentures are unsecured obligations and are subordinated in right of payment to all our existing and future senior debt and effectively subordinated to all existing and future debt of our subsidiaries. At June 30, 2004, we had no senior debt outstanding and our subsidiaries had approximately $1.1 million of outstanding indebtedness and other liabilities to which the debentures will be effectively subordinated. However, the indenture under which the debentures will be issued will not prevent us or our subsidiaries from incurring additional senior debt or other obligations. See "Description of Debentures—Ranking."
Conversion Rights	Holders may convert their debentures into shares of our common stock only under the following circumstances:
•
during any calendar quarter after the quarter ending September 30, 2004 (and only during such calendar quarter) if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 130% of the conversion price per share of our common stock;
•
subject to certain exceptions, during the five business day period following any five consecutive trading day period in which the trading price of the debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures;

• if the debentures have been called for redemption; or
• upon the occurrence of specified corporate transactions described under "Description of Debentures—Conversion Rights—Conversion Upon Specified Corporate Transactions."

For each $1,000 principal amount of debentures surrendered for conversion you may convert your debentures into 41.0627 shares of our common stock. This represents an initial conversion price of approximately $24.35 per share of common stock.

As described in this offering memorandum, the conversion rates may be adjusted upon the occurrence of certain events including for any cash dividend, but they will not be adjusted for accrued and unpaid interest. You will not receive any cash payment representing accrued and unpaid interest upon conversion of a debenture. Instead, interest will be deemed cancelled, extinguished and forfeited upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.
Optional Redemption
We may redeem for cash at any time on or after May 15, 2011 some or all of the debentures at a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to but excluding the date fixed for redemption. See "Description of Debentures—Optional Redemption."
Purchase of Debentures By Us at the Option of the Holder	Holders of debentures have the right to require us to purchase all or a portion of their debentures on May 15, 2011, May 15, 2014 and May 15, 2019, each of which we refer to as a purchase date.

In each case, we will pay a purchase price equal to 100% of the principal amount of the debentures to be purchased, plus any accrued and unpaid interest. For more information about the purchase of debentures by us at the option of the holder, see "Description of Debentures—Purchase of Debentures By Us at the Option of the Holder."
Fundamental Change
Upon a fundamental change, each holder of the debentures may require us to repurchase some or all of its debentures at a purchase price equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest. See "Description of Debentures—Fundamental Change Permits Purchase of Debentures By Us at the Option of the Holder."

Book Entry Form
The debentures were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
Use of Proceeds	We will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this Prospectus.
Registration Rights
We have entered into a registration rights agreement with the initial purchasers of the debentures in which we agreed to file the shelf registration statement of which this prospectus is a part with the SEC.
Trading
Since their initial issuances, the debentures have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market, Inc. However, debentures sold by means of this prospectus will no longer trade on the PORTAL Market. We do not intend to list the debentures for trading on any other automated interdealer quotation system or any securities exchange, and we cannot assure you about the liquidity of or the development of any trading market for the debentures. Our common stock is quoted on the Nasdaq National Market under the symbol "PXLW."

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	Fiscal Year Ended December 31,
			2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges(1)	22.83	47.56	—	—	N/A	—	—

(1)
These ratios are calculated by dividing (a) earnings before income taxes plus fixed charges less minority interests less preferred dividend requirements by (b) fixed charges. Fixed charges include interest expense, the portion of interest expense under leases we deem to be representative of the interest factor, and preferred dividend requirements. As of the date of this prospectus, we had one share of preferred stock outstanding, referred to as special voting preferred stock. This special voting preferred stock was issued in connection with our acquisition of Jaldi Semiconductor Corp., and relates to Jaldi's Canadian exchangeable shareholders. The holder of this share of special voting preferred stock is not entitled to receive any dividends. No other shares of preferred stock are outstanding. The ratio of earnings to fixed charges is equal to the ratio of earnings to combined fixed charges and preferred dividends for each of these periods. Earnings were insufficient to cover fixed charges by $1,448, $20,045, $605 and $4,994 for the years ended December 31, 2003, 2002, 2000 and 1999, respectively. There were no fixed charges during the year ended December 31, 2001.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the debentures and our common stock could decline due to any of these risks, and you may lose all or part of your investment. This offering memorandum and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this offering memorandum and the documents incorporated herein by reference.

(In thousands, except per share data.)

Risks Related to our Operations

We have incurred net losses since our inception, and we may not achieve or sustain annual profitability.

        While we had $5,759 and $12,312 of net income in the three and six months ended June 30, 2004, our accumulated deficit is $69,057 through June 30, 2004, and we have never been profitable in any full year period. In the future we expect our research and development and selling, general and administrative expenses to increase. Given expected increases in operating expenses, we must increase revenues and gross profit to become profitable. We cannot be certain that we will achieve profitability in the future or, if we do, that we can sustain or increase profitability on a quarterly or annual basis. This may in turn cause the price of our common stock to decline. In addition, if we are not profitable in the future we may be unable to continue our operations.

Fluctuations in our quarterly operating results make it difficult to predict our future performance and may result in volatility in the market price of our common stock.

        Our quarterly operating results have varied significantly from quarter to quarter and are likely to vary significantly in the future based on a number of factors related to our industry and the markets for our products. Some of these factors are not in our control and any of them may cause the price of our common stock to fluctuate. These factors include:

  •
  demand for multimedia projectors, advanced televisions, and LCD monitors;

  •
  demand for our products and the timing of orders for our products;

  •
  the deferral of customer orders in anticipation of new products or product enhancements from us or our competitors or due to a reduction in our end customers' demand;

  •
  the loss of one or more of our key distributors or customers or a reduction, delay or cancellation of orders from one or more of these parties;

  •
  changes in the available production capacity at the semiconductor fabrication foundries that manufacture our products and changes in the costs of manufacturing;

  •
  our ability to provide adequate supplies of our products to customers and avoid excess inventory;

  •
  announcement or introduction of products and technologies by our competitors;

  •
  changes in product mix, product costs or pricing, or distribution channels; and

  •
  general economic conditions and economic conditions specific to the advanced display and semiconductor markets.

        These factors are difficult or impossible to forecast, and these or other factors could seriously harm our business. We anticipate the rate of new orders may vary significantly from quarter to quarter.

        Our operating expenses and inventory levels are based on our expectations of future revenues and our operating expenses are relatively fixed in the short term. Consequently, if anticipated sales and shipments in any quarter do not occur when expected, operating expenses and inventory levels could be disproportionately high, and our operating results for that quarter and, potentially, future quarters may be negatively impacted. Any shortfall in our revenues would have a direct impact on our business. In addition, fluctuations in our quarterly results could adversely affect the price of our common stock in a manner unrelated to our long-term operating performance. Because our operating results are volatile and difficult to predict, you should not rely on the results of one quarter as an indication of our future performance. It is possible that in some future quarter our operating results will fall below the expectations of securities analysts and investors. In this event, the price of our common stock may decline significantly.

Our products are characterized by average selling prices that decline over relatively short time periods, which will negatively affect financial results unless we are able to reduce our product costs or introduce new products with higher average selling prices.

        Average selling prices for our products decline over relatively short time periods while many of our product costs are fixed. When our average selling prices decline, our gross profits decline unless we are able to sell more units or reduce the cost to manufacture our products. Our operating results are negatively affected when revenue or gross profit margins decline. We have experienced these problems and expect that we will continue to experience them in the future, although we cannot predict when they may occur or how severe they will be.

Our highly integrated products and high-speed mixed signal products are difficult to manufacture without defects and the existence of defects in the manufactured products could result in an increase in our costs and delays in the availability of our products.

        The manufacture of semiconductors is a complex process and it is often difficult for semiconductor foundries to produce semiconductors free of defects. Because our products are more highly integrated than many other semiconductors and incorporate mixed analog and digital signal processing and embedded memory technology, they are even more difficult to produce without defects.

        The ability to manufacture products of acceptable quality depends on both product design and manufacturing process technology. Since defective products can be caused by either design or manufacturing difficulties, identifying quality problems can occur only by analyzing and testing our semiconductors in a system after they have been manufactured. The difficulty in identifying defects is compounded because the process technology is unique to each of the multiple semiconductor foundries we contract with to manufacture our products. Failure to achieve defect-free products due to their increasing complexity may result in an increase in our cost and delays in the availability of our products. For example, we have experienced field failures of our ICs in certain customer system applications that required us to institute additional IC level testing. As a result of these field failures we incurred additional costs due to customers returning potentially affected products. Additionally, customers have experienced delays in receiving product shipments from us that resulted in the loss of revenue and profits. Shipment of defective products may also harm our reputation with customers.

If we do not achieve additional design wins in the future, our ability to grow would be seriously limited.

        Our future success will depend on developers of advanced display products designing our products into their systems. To achieve design wins we must define and deliver cost-effective, innovative and integrated semiconductors. Once a supplier's products have been designed into a system, the developer may be reluctant to change its source of components due to the significant costs associated with qualifying a new supplier. Accordingly, the failure on our part to obtain additional design wins with leading branded manufacturers or integrators, and to successfully design, develop and introduce new products and product enhancements could harm our business, financial condition and results of operations.

        Achieving a design win does not necessarily mean that a developer will order large volumes of our products. A design win is not a binding commitment by a developer to purchase our products. Rather, it is a decision by a developer to use our products in the design process of that developer's products. Developers can choose at any time to discontinue using our products in their designs or product development efforts. If our products are chosen to be incorporated into a developer's products, we may still not realize significant revenues from that developer if that developer's products are not commercially successful or if that developer chooses to qualify a second source for the products that we promote.

Because of the complex nature of our semiconductor designs and of the associated manufacturing process and the rapid evolution of our customers' product designs we may not be able to develop new products or product enhancements in a timely manner, which could decrease customer demand for our products and reduce our revenues.

        The development of our semiconductors, some of which incorporate mixed analog and digital signal processing, is highly complex. These complexities require that we employ advanced designs and manufacturing processes that are unproven. We have experienced increased development time and delays in introducing new products that resulted in significantly less revenue than originally expected for those products. We will not always succeed in developing new products or product enhancements nor will we always do so in a timely manner. Acquisitions have significantly added to the complexity of our product development efforts. We must now coordinate very complex product development programs between multiple, geographically dispersed locations.

        Many of our designs involve the development of new high-speed analog circuits that are difficult to simulate and that require physical prototypes not required by the primarily digital circuits we currently design. The result could be longer and less predictable development cycles.

        Successful development and timely introduction of new or enhanced products depends on a number of other factors, including:

  •
  accurate prediction of customer requirements and evolving industry standards, including digital interface and content piracy protection standards;

  •
  development of advanced display technologies and capabilities;

  •
  timely completion and introduction of new product designs;

  •
  use of advanced foundry processes and achievement of high manufacturing yields; and

  •
  market acceptance of the new products.

        If we are not able to successfully develop and introduce our products in a timely manner, our business and results of operations will be adversely affected.

Integration of software in our products adds complexity and cost that may affect our ability to achieve design wins and may affect our profitability.

        Our products incorporate software and software development tools. The integration of software adds complexity, may extend our internal development programs and could impact our customers' development schedules. This complexity requires increased coordination between hardware and software development schedules and may increase our operating expenses without a corresponding increase in product revenue. Some customers and potential customers may choose not to use our products because of the additional requirements of implementing our software, preferring to use a product that works with their existing software. This additional level of complexity lengthens the sales cycle and may result in customers selecting competitive products requiring less software integration.

A significant amount of our revenue comes from a few customers and distributors. Any decrease in revenues from, or loss of any of these customers or distributors, could significantly reduce our total revenues.

        We are and will continue to be dependent on a limited number of large distributors and customers for a substantial portion of our revenue. Sales to distributors represented 71% of our total revenue for the three and six months ended June 30, 2004, and 63% and 65% of total revenue for the three and six months ended June 30, 2003, respectively. During the three and six months ended June 30, 2004, sales to Tokyo Electron Device Limited, or TED, our distributor in Japan, represented 27% and 29% of our total revenue, respectively. Sales to TED represented 31% and 37% of total revenue in the comparable periods in 2003. Sales to our top five end customers accounted for approximately 34% and 32% of our total revenue for the three and six months ended June 30, 2004, respectively, and 38% and 34% of our total revenue for the comparable periods in 2003. As a result of this distributor and end customer concentration, any one of the following factors could significantly impact our revenues:

  •
  a significant reduction, delay or cancellation of orders from one or more of our key distributors, branded manufacturers or integrators; or

  •
  a decision by one or more significant customers to select products manufactured by a competitor, or its own internally developed semiconductor, for inclusion in future product generations.

        The display manufacturing market is highly concentrated among relatively few large manufacturers. We expect our operating results to continue to depend on revenues from a relatively small number of distributors that sell our products to display manufacturers and their suppliers.

The concentration of our accounts receivable with a limited number of customers exposes us to increased credit risk and could seriously harm our operating results and cash flows.

        At June 30, 2004, we had three customers that each represented more than 10% of our accounts receivable balance. TED represented 23% and 20% of our total accounts receivable at June 30, 2004 and December 31, 2003, respectively. Neoview, our distributor in Taiwan, represented 12% and 33% of total accounts receivable at June 30, 2004 and December 31, 2003, respectively. A third customer accounted for 10% of total accounts receivable at June 30, 2004 and a fourth customer accounted for 11% of total accounts receivable at December 31, 2003. The failure to pay these balances by TED, Neoview or any other customer representing 10% or more of our total accounts receivable in the future would result in a significant expense that would increase our operating expenses and would reduce our cash flows.

International sales account for almost all of our revenue, and if we do not successfully address the risks associated with our international operations, our revenue could decrease.

        Sales outside the U.S. accounted for approximately 99% of total revenue for the three and six months ended June 30, 2004 and for the comparable periods in 2003. Most of our customers are concentrated in Japan, Taiwan, China and Korea, with aggregate sales from those four countries accounting for 87% and 88% of our total revenue during the three and six months ended June 30, 2004 and 88% during the comparable periods of 2003. We anticipate that sales outside the U.S. will continue to account for a substantial portion of our revenue in future periods. In addition, customers who incorporate our products into their products sell a substantial portion of them outside of the U.S., thereby exposing us indirectly to further international risks. In addition, all of our products are manufactured outside of the U.S. We are, therefore, subject to many international risks, including, but not limited to:

  •
  increased difficulties in managing international distributors and manufacturers of our products and components due to varying time zones, languages and business customs;

  •
  foreign currency exchange fluctuations such as the devaluation in the currencies of Japan, Taiwan and Korea that could result in an increased cost of procuring our semiconductors;

  •
  potentially adverse tax consequences, such as license fee revenue taxes imposed in Japan;

  •
  difficulties regarding timing and availability of export and import licenses, which have limited our ability to freely move demonstration equipment and samples in and out of Asia;

  •
  political and economic instability, particularly in China, Taiwan and Korea;

  •
  reduced or limited protection of our intellectual property, significant amounts of which are contained in software, which is more prone to design piracy;

  •
  increased transaction costs related to sales transactions conducted outside of the U.S. such as charges to secure letters of credit for foreign receivables;

  •
  difficulties in maintaining sales representatives outside of the U.S. that are knowledgeable about the display processor industry and our display processor products;

  •
  changes in the regulatory environment in China, Japan, Korea and Taiwan that may significantly impact purchases of our products by our customers;

  •
  outbreaks of SARS in China or other parts of Asia; and

  •
  difficulties in collecting accounts receivable.

Our growing presence and investment within the Peoples Republic of China subjects us to risks of economic and political instability in the area, which could adversely impact our results of operations.

        A substantial and potentially increasing portion of our products are manufactured by foundries located in the Peoples Republic of China, or the PRC, and a large number of our customers are geographically concentrated in the PRC. In addition, approximately 30 percent of our employees are located in this area and we made an investment of $10,000 in Semiconductor Manufacturing International Corporation (SMIC) located in Shanghai, China in the third quarter of 2003. Disruptions from natural disasters, health epidemics (including new outbreaks of SARS) and political, social and economic instability may affect the region, and would have a negative impact on our results of operations. In addition, the economy of the PRC differs from the economies of many countries in respects such as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position, among others. In the past, the economy of the PRC has been primarily a planned economy subject to state plans. Since the entry of the PRC into the World Trade Organization in 2002, the PRC government has been reforming its economic and political systems. These reforms have resulted in significant economic growth and social change. We cannot assure, however, that the PRC government's policies for economic reforms will be consistent or effective. Our results of operations and financial position may be harmed by changes in the PRC's political, economic or social conditions.

Our dependence on selling through distributors and integrators increases the complexity of managing our supply chain and may result in excess inventory or inventory shortages.

        Selling through distributors reduces our ability to forecast sales and increases the complexity of our business. Since our distributors act as intermediaries between us and the companies using our products, we must rely on our distributors to accurately report inventory levels and production forecasts. This arrangement requires us to manage a more complex supply chain and monitor the financial condition and creditworthiness of our distributors and customers. Our failure to manage one or more of these challenges could result in excess inventory or shortages that could seriously impact our operating revenue or limit the ability of companies using our semiconductors to deliver their products.

Dependence on a limited number of sole-source, third party manufacturers for our products exposes us to shortages based on capacity allocation or low manufacturing yield, errors in manufacturing, price increases with little notice, volatile inventory levels and delays in product delivery, which could result in delays in satisfying customer demand, increased costs and loss of revenues.

        We do not own or operate a semiconductor fabrication facility and we do not have the resources to manufacture our products internally. We rely on third party foundries for wafer fabrication and other contract manufacturers for assembly and testing of our products. Our requirements represent only a small portion of the total production capacity of our contract manufacturers. Our third-party manufacturers have in the past re-allocated capacity to other customers even during periods of high demand for our products. We expect that this may occur in the future. We have limited control over delivery schedules, quality assurance, manufacturing yields, potential errors in manufacturing and production costs. We do not have long-term supply contracts with our third-party manufacturers so they are not obligated to supply us with products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. From time to time our third-party manufacturers increase prices charged to manufacture our products with little notice. This requires us to either increase the price we charge for our products or suffer a decrease in our gross margins. We try not to maintain substantial inventories of products, but need to order products long before we have firm purchase orders for those products which could result in excess inventory or inventory shortages.

        If we are unable to obtain our products from manufacturers on schedule, our ability to satisfy customer demand will be harmed, and revenue from the sale of products may be lost or delayed. If orders for our products are cancelled, expected revenues would not be realized. In addition, if the price charged by our third-party manufacturers increases we will be required to increase our prices, which could harm our competitiveness.

The concentration of our manufactures and customers in the same geographic region increases our risk that a natural disaster, labor strike or political unrest could disrupt our operations.

        Most of our current manufacturers and customers are located in China, Japan, Korea and Taiwan. The risk of earthquakes in the Pacific Rim region is significant due to the proximity of major earthquake fault lines in the area. A current manufacturer's facilities were affected by a significant earthquake in Taiwan in September 1999. As a consequence of this earthquake, the manufacturer suffered power outages and disruption that impaired its production capacity. Earthquakes, fire, flooding, power outages and other natural disasters in the Pacific Rim region, or political unrest, labor strikes or work stoppages in countries where our manufacturers and customers are located likely would result in the disruption of our foundry partners' assembly capacity. Any disruption resulting from extraordinary events could cause significant delays in shipments of our solutions until we are able to shift our manufacturing or assembling from the affected contractor to another third-party vendor. There can be no assurance that alternative capacity could be obtained on favorable terms, if at all.

We use a COT, or customer owned tooling, process for manufacturing some of our products which exposes us to the possibility of poor yields and unacceptably high product costs.

        We are building many of our products on a customer owned tooling basis, also known in the semiconductor industry as COT, where we directly contract the manufacture of wafers and assume the responsibility for the assembly and testing of our products. As a result, we are subject to increased risks arising from wafer manufacturing yields and risks associated with coordination of the manufacturing, assembly and testing process. Poor product yields would result in higher product costs, which could make our products uncompetitive with products offered by our competitors, thereby resulting in low gross profit margins or loss of revenue, or both.

We are dependent on our foundries to implement complex semiconductor technologies, which could adversely affect our operations if those technologies are not available, delayed or inefficiently implemented.

        In order to increase performance and functionality and reduce the size of our products, we are continuously developing new products using advanced technologies that further miniaturize semiconductors. However, we are dependent on our foundries to develop and provide access to the advanced processes that enable such miniaturization. We cannot be certain that future advanced manufacturing processes will be implemented without difficulties, delays or increased expenses. Our business, financial condition and results of operations could be materially and adversely affected if advanced manufacturing processes are unavailable to us, substantially delayed or inefficiently implemented.

Manufacturers of our semiconductor products periodically discontinue manufacturing processes, which could make our products unavailable from our current suppliers.

        Semiconductor manufacturing technologies change rapidly and manufacturers typically discontinue older manufacturing processes in favor of newer ones. Once a manufacturer makes the decision to retire a manufacturing process, notice is generally given to its customers. Customers will then either retire the affected part or develop a new version of the part that can be manufactured on the newer process. In the event that a manufacturing process is discontinued, our products could become unavailable from our current suppliers. Additionally, migrating to a new, more advanced process requires significant expenditures for research and development. A significant portion of our products use 0.25um embedded DRAM technology and the required manufacturing process for these technologies will likely be available for the next two years. We also utilize a 0.18um standard logic process, which we expect will be readily available for the next five to seven years. We have commitments from our suppliers to notify us in the event of a discontinuance of a manufacturing process in order to assist us with product transitions.

If we have to qualify a new contract manufacturer or foundry for any of our products, we may experience delays that result in lost revenues and damaged customer relationships.

        None of our products are fabricated by more than one supplier. Additionally, our products require manufacturing with state-of-the-art fabrication equipment and techniques. Because the lead-time needed to establish a relationship with a new contract manufacturer is at least six months, and the estimated time for us to adapt a product's design to a particular contract manufacturer's processes is at least four months, there is no readily available alternative source of supply for any specific product. This could cause significant delays in shipping products, which may result in lost revenues and damaged customer relationships.

Our future success depends upon the continued services of key personnel, many of whom would be difficult to replace and the loss of one or more of these employees could seriously harm our business by delaying product development.

        Our future success depends upon the continued services of our executive officers, key hardware and software engineers, and sales, marketing and support personnel, many of whom would be difficult to replace. The loss of one or more of these employees, particularly Allen Alley, our President and Chief Executive Officer, could seriously harm our business. In addition, because of the highly technical nature of our business, the loss of key engineering personnel could delay product introductions and significantly impair our ability to successfully create future products. We believe our success depends, in large part, upon our ability to identify, attract and retain qualified hardware and software engineers, and sales, marketing, finance and managerial personnel. Competition for talented personnel is intense and we may not be able to retain our key personnel or identify, attract or retain other highly qualified personnel in the future. We have experienced, and may continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If we do not succeed in hiring and retaining employees with appropriate qualifications, our product development efforts, revenues and business could be seriously harmed.

Because we do not have long-term commitments from our customers, and plan purchases based on estimates of customer demand which may be inaccurate, we must contract for the manufacture of our products based on those potentially inaccurate estimates.

        Our sales are made on the basis of purchase orders rather than long-term purchase commitments. Our customers may cancel or defer purchase orders at any time. This process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates. If our customers or we overestimate demand, we may purchase components or have products manufactured that we may not be able to use or sell. As a result, we would have excess inventory, which would negatively affect our operating results. Conversely, if our customers or we underestimate demand or if sufficient manufacturing capacity is unavailable, we would forego revenue opportunities, lose market share and damage our customer relationships.

Development projects may cause us to incur substantial operating expenses without the guarantee of any associated revenue or far in advance of revenue.

        We have development projects that consume large amounts of engineering resources far in advance of product revenue. Our work under these projects is technically challenging and places considerable demands on our limited resources, particularly on our most senior engineering talent, and may not result in revenue for twelve to eighteen months, if at all. In addition, allocating significant resources to these projects may detract from or delay the completion of other important development projects. Any of these development projects could be canceled at any time without notice. These factors could have a material and adverse effect on our long-term business and results of operations.

Because of our long product development process and sales cycle, we may incur substantial expenses before we earn associated revenues and may not ultimately sell as many units of our products as we forecasted.

        We develop products based on anticipated market and customer requirements and incur substantial product development expenditures, which can include the payment of large up-front, third-party license fees and royalties, prior to generating associated revenues. Because the development of our products incorporates not only our complex and evolving technology, but also our customers' specific requirements, a lengthy sales process is often required before potential customers begin the technical evaluation of our products. Our customers typically perform numerous tests and extensively evaluate our products before incorporating them into their systems. The time required for testing, evaluation and design of our products into a customer's equipment can take up to six months or more. It can take an additional six months before a customer commences volume shipments of systems that incorporate our products. However, even when we achieve a design win, the customer may never ship systems incorporating our products. We cannot assure you that the time required for the testing, evaluation and design of our products by our customers would not exceed six months. Because of this lengthy development cycle, we will experience delays between the time we incur expenditures for research and development, sales and marketing, inventory levels and the time we generate revenues, if any, from these expenditures. Additionally, if actual sales volumes for a particular product are substantially less than originally forecasted, we may experience large write-offs of capitalized license fees, product masks and prepaid royalties that would negatively affect our operating results.

Shortages of other key components for our customers' products could delay our ability to sell our products.

        Shortages of components and other materials that are critical to the design and manufacture of our customers' products could limit our sales. These components include liquid crystal display panels and other display components, analog-to-digital converters, digital receivers and video decoders. During 2000, some of our customers experienced delays in the availability of key components from other suppliers, which, in turn, caused a delay in demand for the products that we supplied to our customers.

Shortages of materials used in the manufacturing of our products may increase our costs or limit our revenues and impair our ability to ship our products on time.

        From time to time, shortages of materials that are used in our products may occur. In particular, we may experience shortages of semiconductor wafers and packages. If material shortages occur, we may incur additional costs or be unable to ship our products to our customers in a timely fashion, all of which could harm our business and negatively impact our earnings.

Our products could become obsolete if necessary licenses of third-party technology are not available to us or are only available on terms that are not commercially viable.

        We license technology from third parties that is incorporated into our products or product enhancements. Future products or product enhancements may require additional third-party licenses that may not be available to us or available on terms that are commercially reasonable. If we are unable to obtain any third-party license required to develop new products and product enhancements, we may have to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm the competitiveness of our products.

We may not be able to respond to the rapid technological changes in the markets in which we compete, or we may not be able to comply with industry standards in the future making our products less desirable or obsolete.

        The markets in which we compete or seek to compete are subject to rapid technological change, frequent new product introductions, changing customer requirements for new products and features, and evolving industry standards. The introduction of new technologies and the emergence of new industry standards could render our products less desirable or obsolete, which could harm our business. Examples of changing industry standards include the introduction of high-definition television, or HDTV, new digital receivers and displays with resolutions that have required us to accelerate development of new products to meet these new standards.

Our software development tools may be incompatible with industry standards and challenging to implement, which could slow product development or cause us to lose customers and design wins.

        Our existing products incorporate complex software tools designed to help customers bring products into production. Software development is a complex process and we are dependent on software development languages and operating systems from vendors that may compromise our ability to design software in a timely manner. Also, software development is a volatile market and new software languages are introduced to the market that may be incompatible with our existing systems and tools. New software development languages may not be compatible with our own requiring significant engineering efforts to migrate our existing systems in order to be compatible with those new languages. Existing or new software development tools could make our current products obsolete or hard to use. Software development disruptions could slow our product development or cause us to lose customers and design wins.

Our integrated circuits and software could contain defects, which could reduce sales of those products or result in claims against us.

        Despite testing by both our customers and us, errors or performance problems may be found in existing or new semiconductors and software. This could result in a delay in the recognition or loss of revenues, loss of market share or failure to achieve market acceptance. These defects may cause us to incur significant warranty, support and repair costs. They could also divert the attention of our engineering personnel from our product development efforts and harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our semiconductors and would likely harm our business. Defects, integration issues or other performance problems in our semiconductors and software could result in financial or other damages to our customers or could damage market acceptance of our products. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Others may bring infringement actions against us that could be time-consuming and expensive to defend.

        We may become subject to claims involving patents or other intellectual property rights. For example, in early 2000, we were notified by InFocus Corporation ("InFocus") that we were infringing patents held by InFocus. In February 2000, we entered into a license agreement with InFocus granting us the right to use the technology covered by those InFocus patents. As a result, we recorded a one-time charge of $4,078 for patent settlement expense in the first quarter of 2000. Intellectual property claims could subject us to significant liability for damages and invalidate our proprietary rights. In addition, intellectual property claims may be brought against customers that incorporate our products in the design of their own products. These claims, regardless of their success or merit and regardless of whether we are named as defendants in a lawsuit, would likely be time-consuming and expensive to resolve and would divert the time and attention of management and technical personnel. Any future intellectual property litigation or claims also could force us to do one or more of the following:

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  stop selling products using technology that contains the allegedly infringing intellectual property;

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  attempt to obtain a license to the relevant intellectual property, which license may not be available on reasonable terms or at all;

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  attempt to redesign those products that contain the allegedly infringing intellectual property; and

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  pay damages for past infringement claims that are determined to be valid or which are arrived at in settlement of such litigation or threatened litigation.

        If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our products, which could seriously harm our business. In addition, we may not be able to develop, license or acquire non-infringing technology under reasonable terms. These developments could result in an inability to compete for customers or could adversely affect our ability to increase our earnings.

Our limited ability to protect our intellectual property and proprietary rights could harm our competitive position by allowing our competitors to access our proprietary technology and to introduce similar display processor products.

        Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technology, including our semiconductor designs and software. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our proprietary technologies. We hold 9 U.S. patents and have 39 patent applications pending with the U.S. Patent and Trademark Office for protection of our significant technologies. We cannot assure you that the degree of protection offered by patents or trade secret laws will be sufficient. Furthermore, we cannot assure you that any patents will be issued as a result of any pending applications, or that, if issued, any claims allowed will be sufficiently broad to protect our technology. In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented. Competitors in both the U.S. and foreign countries, many of whom have substantially greater resources, may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell our products, or develop similar technology independently or design around our patents. Effective copyright, trademark and trade secret protection may be unavailable or limited in foreign countries. In addition, we provide the computer programming code for our software to selected customers in connection with their product development efforts, thereby increasing the risk that customers will misappropriate our proprietary software.

Any acquisition or equity investment we make could disrupt our business and severely harm our financial condition.

        To date, we acquired Panstera, Inc. in January 2001, nDSP in January 2002 and Jaldi Semiconductor in September 2002. In March 2003, we announced the execution of a definitive merger agreement with Genesis Microchip, Inc.; however, the merger was terminated in August of 2003, and we incurred $8,949 of expenses related to the transaction. Additionally, in the third quarter of 2003, we made an investment of $10,000 in SMIC. We intend to continue to consider investments in or acquisitions of complementary businesses, products or technologies. In the second quarter of 2004, we raised $150,000 upon the sale of our 1.75% convertible debentures. We may use these proceeds to fund such future acquisitions or equity investments.

        The acquisitions of Panstera, nDSP and Jaldi contained a very high level of risk primarily because the investments were made based on in-process technological development that may not have been completed, or if completed, may not have become commercially viable.

        These and any future acquisitions and investments could result in:

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  issuance of stock that dilutes current shareholders' percentage ownership;

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  incurrence of debt;

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  assumption of liabilities;

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  amortization expenses related to other intangible assets;

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  impairment of goodwill; or

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  large and immediate write-offs.

        Our operation of any acquired business will also involve numerous risks, including, but not limited to:

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  problems combining the purchased operations, technologies or products;

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  unanticipated costs;

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  diversion of management's attention from our core business;

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  adverse effects on existing business relationships with customers;

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  risks associated with entering markets in which we have no or limited prior experience; and

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  potential loss of key employees, particularly those of the acquired organizations.

        We may not be able to successfully integrate businesses, products, technologies or personnel that we might acquire in the future and any failure to do so could disrupt our business and seriously harm our financial condition.

Goodwill represents a significant portion of our total assets.

        As of June 30, 2004, goodwill amounted to $82,007, or approximately 19% of our total assets. Effective January 1, 2002 with the adoption of new accounting standards we are required to review goodwill for possible impairment on an annual basis or when events and circumstances arise which indicate a possible impairment. The review of goodwill for impairment may result in large write-offs of goodwill, which could have a material adverse effect on our results of operations.

We have incurred substantial indebtedness as a result of the sale of convertible debentures.

        In the second quarter of 2004, we issued $150 million of 1.75% convertible debentures due 2024 in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933. As a result of this indebtedness, our principal obligations will increase substantially. These debt obligations could materially and adversely affect our ability to obtain debt financing for working capital, acquisitions or other purposes, limit our flexibility in planning for or reacting to changes in our business, reduce funds available for use in our operations and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

        Additionally, we have agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the debentures and the common stock issuable upon conversion of the debentures. If we fail to file the registration statement as required, or if the registration statement is not declared effective as required, we must pay liquidated damages in an amount equal to 0.25% or 0.50% per annum of the principal amount of the debentures.

Failure to manage our expansion effectively could adversely affect our ability to increase our business and our results of operations.

        Our ability to successfully market and sell our products in a rapidly evolving market requires effective planning and management processes. We continue to increase the scope of our operations domestically and internationally and have increased our headcount substantially. Through internal growth as well as acquisition, our headcount grew from 176 employees at the end of 2001 to 290 at June 30, 2004. Our past growth, and our expected future growth, places a significant strain on our management systems and resources including our financial and managerial controls, reporting systems and procedures. To manage our growth effectively, we must implement and improve operational and financial systems, train and manage our employee base and attract and retain qualified personnel with relevant experience. We must also manage multiple relationships with customers, business partners, contract manufacturers, suppliers and other third parties. Moreover, we will spend substantial amounts of time and money in connection with our rapid growth and may have unexpected costs. Our systems, procedures or controls may not be adequate to support our operations and we may not be able to expand quickly enough to exploit potential market opportunities. While we have not, to date, suffered any significant adverse consequences due to our growth, if we do not continue to manage growth effectively our operating expenses could increase more rapidly than our revenue causing decreased profitability.

Risks Related to our Industry

Failure of consumer demand for advanced displays and other digital display technologies to increase would impede our growth and adversely affect our business.

        Our product development strategies anticipate that consumer demand for flat panel displays and other emerging display technologies will increase in the future. The success of our products is dependent on increased demand for these display technologies. The potential size of the market for products incorporating these display technologies and the timing of its development are uncertain and will depend upon a number of factors, all of which are beyond our control. In order for the market for many of our products to grow, advanced display products must be widely available and affordable to consumers. In the past, the supply of advanced display products has been cyclical. We expect this pattern to continue. Under-capacity in the advanced display market may limit our ability to increase our revenues because our customers may limit their purchases of our products if they cannot obtain sufficient supplies of LCD panels or other advanced display components. In addition, advanced display prices may remain high because of limited supply, and consumer demand may not grow.

If products incorporating our semiconductors are not compatible with computer display protocols, video standards and other devices, the market for our products will be reduced and our business prospects could be significantly limited.

        Our products are incorporated into our customers' products, which have different parts and specifications and utilize multiple protocols that allow them to be compatible with specific computers, video standards and other devices. If our customers' products are not compatible with these protocols and standards, consumers will return these products, or consumers will not purchase these products, and the markets for our customers' products could be significantly reduced. As a result, a portion of our market would be eliminated, and our business would be harmed.

Intense competition in our markets may reduce sales of our products, reduce our market share, decrease our gross profit and result in large losses.

        Rapid technological change, evolving industry standards, compressed product life cycles and declining average selling prices are characteristics of our market and could have a material adverse effect on our business, financial condition and results of operations. As the overall price of advanced flat panel display screens continues to fall, we may be required to offer our products to manufacturers at discounted prices due to increased price competition. At the same time, new, alternative display processing technologies and industry standards may emerge that directly compete with technologies that we offer. We may be required to increase our investment in research and development at the same time that product prices are falling. In addition, even after making this investment, we cannot assure you that our technologies will be superior to those of our competitors or that our products will achieve market acceptance, whether for performance or price reasons. Failure to effectively respond to these trends could reduce the demand for our products.

        We compete with specialized and diversified electronics and semiconductor companies that offer display processors or scaling components. Some of these include Genesis Microchip, I-Chips, ITE, Macronix, Mediatek, Media Reality Technologies, Micronas, MStar Semiconductor, Inc., Oplus, Realtek, Silicon Image, Silicon Optix, STMicroelectronics, Techwell, Topro, Trident, Trumpion, Weltrend, Zoran and other companies. Potential competitors may include diversified semiconductor manufacturers and the semiconductor divisions or affiliates of some of our customers, including ATI, Intel, Koninlijke Philips Electronics, LG Electronics, Matsushita Electric Industrial, Mitsubishi, National Semiconductor, NEC, nVidia, Samsung Electronics, Sanyo Electric Company, Sharp Corporation, Sony Corporation, Texas Instruments and Toshiba Corporation. In addition, start-up companies may seek to compete in our markets. Many of our competitors have longer operating histories and greater resources to support development and marketing efforts. Some of our competitors may operate their own fabrication facilities. These competitors may be able to react more quickly and devote more resources to efforts that compete directly with our own. In the future, our current or potential customers may also develop their own proprietary display processors and become our competitors. Our competitors may develop advanced technologies enabling them to offer more cost-effective and higher quality semiconductors to our customers than those offered by us. Increased competition could harm our business, financial condition and results of operations by, for example, increasing pressure on our profit margin or causing us to lose sales opportunities. We cannot assure you that we can compete successfully against current or potential competitors.

The cyclical nature of the semiconductor industry may lead to significant variances in the demand for our products and could harm our operations.

        In the past, the semiconductor industry has been characterized by significant downturns and wide fluctuations in supply and demand. Also, during this time, the industry has experienced significant fluctuations in anticipation of changes in general economic conditions, including economic conditions in Asia and North America. The cyclical nature of the semiconductor industry has led to significant variances in product demand and production capacity. It has also accelerated erosion of average selling prices per unit. We may experience periodic fluctuations in our future financial results because of changes in industry-wide conditions.

Other Risks

The anti-takeover provisions of Oregon law and in our articles of incorporation could adversely affect the rights of the holders of our common stock by preventing a sale or takeover of us at a price or prices favorable to the holders of our common stock.

        Provisions of our articles of incorporation and bylaws and provisions of Oregon law may have the effect of delaying or preventing a merger or acquisition of us, making a merger or acquisition of us less desirable to a potential acquirer or preventing a change in our management, even if the shareholders consider the merger or acquisition favorable or if doing so would benefit our shareholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our articles of incorporation or bylaws:

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  our board of directors is authorized, without prior shareholder approval, to create and issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us or change our control, commonly referred to as "blank check" preferred stock;

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  members of our board of directors can only be removed for cause;

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  the board of directors may alter our bylaws without obtaining shareholder approval; and

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  shareholders are required to provide advance notice for nominations for election to the board of directors or for proposing matters to be acted upon at a shareholder meeting.

Our principal shareholders have significant voting power and may take actions that may make it more difficult to sell our shares at a premium to take over candidates.

        Our executive officers, directors and other principal shareholders, in the aggregate, beneficially own 12,501,903 shares or approximately 27% of our outstanding common stock as of July 31, 2004. These shareholders currently have, and will continue to have, significant influence with respect to the election of our directors and approval or disapproval of our significant corporate actions. This influence over our affairs might be adverse to the interest of our other shareholders. In addition, the voting power of these shareholders could have the effect of delaying or preventing a change in control of our business or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could prevent our other shareholders from realizing a premium over the market price for their common stock.

The price of our common stock has and may continue to fluctuate substantially.

        Investors may not be able to sell shares of our common stock at or above the price they paid due to a number of factors, including:

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  actual or anticipated fluctuations in our operating results;

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  changes in expectations as to our future financial performance;

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  changes in financial estimates of securities analysts;

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  announcements by us or our competitors of technological innovations, design wins, contracts, standards or acquisitions;

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  the operating and stock price performance of other comparable companies;

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  changes in market valuations of other technology companies; and

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  inconsistent trading volume levels of our common stock.

        In particular, the stock prices of technology companies similar to us have been highly volatile. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. Market fluctuations as well as general economic, political and market conditions including recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. Therefore, the price of our common stock may decline, and the value of your investment may be reduced regardless of our performance.

We may be unable to meet our future capital requirements, which would limit our ability to grow.

        We believe our current cash balances will be sufficient to meet our capital requirements for the next 12 months. However, we may need, or could elect, to seek additional funding prior to that time. To the extent that currently available funds are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Additional funds may not be available on terms favorable to us or our shareholders. Further, if we issue equity securities, our shareholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements.

Risks Related to the Debentures

The debentures are contractually subordinated to all of our senior debt and are effectively subordinated to any secured debt we may incur and the debt of our subsidiaries.

        The debentures are unsecured obligations and are contractually subordinated in right of payment to all of our existing and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the debentures. In addition, all payments on the debentures will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 365 consecutive days in the event of certain non-payment defaults on designated senior debt. Our assets remaining after payment of our senior debt may be insufficient to repay the debentures. As of June 30, 2004, we had no senior debt outstanding.

        In addition, the debentures are not secured by any of our assets and therefore are effectively subordinated to all of any secured debt we may incur. In addition, future debt that we incur, including accounts payable and other liabilities incurred in obtaining goods and services, may be secured by our assets. If we become insolvent or are liquidated, or if payment of any of our secured debt is accelerated, the holders of that secured debt will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such debt to satisfy such debt. In any such case, our remaining assets may be insufficient to repay the debentures.

        Our subsidiaries are separate legal entities and have no obligation to make any payments on the debentures or make any funds available for payment on the debentures, whether by dividends, loans or other payments. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions and are dependent upon the earnings of our subsidiaries. Our subsidiaries will not guarantee the payment of the debentures. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and your right to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors. Consequently, the debentures will be effectively subordinated to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by us. As of June 30, 2004, our subsidiaries had approximately $1.1 million of outstanding indebtedness and other liabilities to which the debentures will be effectively subordinated.

We may be unable to purchase the debentures for cash on specified dates or following a fundamental change.

        Holders of the debentures have the right to require us to repurchase the debentures on specified dates or upon the occurrence of a fundamental change prior to maturity. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required purchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to purchase the debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. However, if we fail to purchase the debentures as required by the indenture, it would constitute an event of default under the indenture governing the debentures which, in turn, may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement.

There is currently no public market for the debentures, and an active trading market may not develop for the debentures. The failure of a market to develop for the debentures could adversely affect the liquidity and value of your debentures.

        Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market. However, the debentures resold pursuant to this prospectus will no longer trade on the PORTAL Market. A market may not develop for the debentures, and if a market does develop, it may not be sufficiently liquid for your purposes. If an active, liquid market does not develop for the debentures, the market price and liquidity of the debentures may be adversely affected. If any of the debentures are traded after their initial issuance, they may trade at a discount from their initial offering price.

        The liquidity of the trading market, if any, and future trading prices of the debentures will depend on many factors, including, among other things, the market price of our common stock, our ability to register the resale of the debentures, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. The market for the debentures may be subject to disruptions which could have a negative effect on the holders of the debentures, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

        The debentures are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

The debentures do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the debentures.

        We are not restricted under the terms of the debentures from incurring additional debt, including secured debt, or repurchasing our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. Certain of our other debt instruments may, however, restrict these and other actions.

The price of our common stock, and therefore of the debentures, may fluctuate significantly, and this may make it difficult for you to resell the debentures when you want or at prices you find attractive.

        The price of our common stock on The Nasdaq National Market constantly changes. Because the debentures are convertible into shares of our common stock, volatility in the market price for our common stock could have a similar effect on the trading price of the debentures. This may result in greater volatility in the market price of the debentures than would be expected for nonconvertible debt securities. The market price of our common stock has been and may continue to be subject to wide fluctuations. From July 1, 2003 through June 30, 2004, the intra-day sale prices of our common stock on the Nasdaq National Market ranged from $5.90 to $20.74 per share. Fluctuations in our common stock price may be caused by a variety of factors, some of which are beyond our control:

  •
  actual or anticipated variations in quarterly operating results and announcements of technological innovations;

  •
  new products or services offered by us or our competitors;

  •
  changes in financial estimates by securities analysts;

  •
  changes in research coverage by securities analysts;

  •
  conditions or trends in the personal computer, display and semiconductor markets;

  •
  any announcement by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  additions or departures of key personnel;

  •
  sales by current holders of our common stock; and

  •
  general conditions in, and investor sentiment regarding, semiconductor companies generally.

        See also "Risk Factors—Other Risks—The Price of our Common Stock has and may Continue to Fluctuate Substantially."

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the debentures and our ability to raise funds in new stock offerings.

        Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the debentures and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the debentures.

We have significantly increased our leverage as a result of the sale of the debentures.

        In connection with the sale of the debentures, we incurred $150,000,000 of indebtedness. As a result of this indebtedness, our principal obligations have increased substantially. Furthermore, we are not restricted under the terms of the debentures from incurring additional indebtedness. The level of our indebtedness, among other things, could:

  •
  reduce our ability to obtain financing for working capital, acquisitions or other purposes;

  •
  limit our flexibility in planning for or reacting to changes in our business;

  •
  reduce funds available for use in our operations; or

  •
  place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have greater access to capital resources.

Rating agencies may provide unsolicited ratings on the debentures that could reduce the market value or liquidity of the debentures and our common stock.

        We have not requested a rating of the debentures from any rating agency and we do not anticipate that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the debentures and our common stock could be harmed.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference room. Our SEC filings are also available at the SEC's website at http://www.sec.gov.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC permits us to "incorporate by reference" the information and reports that we file with it. This means we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        1.     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

        2.     The portions of our definitive Proxy Statement filed April 26, 2004 that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

        3.     Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004; and

        4.     Our Current Reports on Form 8-K dated February 2, 2004, May 11, 2004, May 13, 2004, May 18, 2004 and June 4, 2004.

        We have also filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and about the debentures and our common stock.

        We will furnish without charge to you, on written or oral request, a copy of any or all of these filings. You should direct any requests for documents to Investor Relations, Pixelworks, Inc., 8100 SW Nyberg Road, Tualatin, Oregon 97062, telephone (503) 454-1750.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as "will," "may," "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

        These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

        We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described under the heading "Risk Factors" and any risk factors contained in any prospectus supplement and in the documents incorporated by reference herein or therein. Factors that could cause our actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

  •
  trends affecting the semiconductor industry, our financial condition or results of operations;

  •
  the effectiveness of our restructuring activities and cost reduction measures;

  •
  the availability of qualified personnel;

  •
  the effectiveness of new product introductions and manufacturing;

  •
  market acceptance of new products;

  •
  competition in the industry;

  •
  the loss of one or more of our significant customers;

  •
  the ability to satisfy demand for our products;

  •
  the availability of key components for our products;

  •
  foreign interest and exchange rate fluctuations;

  •
  the ability to protect our intellectual property;

  •
  future acquisitions;

  •
  international, national, regional and local economic and political changes;

  •
  general economic conditions; and

  •
  other risks and uncertainties, including those set forth or incorporated in this prospectus or any prospectus supplement, and those detailed from time to time in our filings with the SEC.

        You should read this prospectus and any accompanying prospectus supplement and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

SELLING SECURITY HOLDERS

        We originally issued the debentures to Citigroup and D.A. Davidson & Co. (the "Initial Purchasers") in private placements in May and June 2004. Our net proceeds from the sale and issuance of the debentures to the Initial Purchasers was approximately $145.0 million, after deducting the discount and estimated expenses of the offering. The debentures were immediately resold by the Initial Purchasers to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible pursuant to this prospectus. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling security holders will sell all or any of the debentures or the common stock. Unless set forth below, none of the Selling Security holders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        The following table sets forth certain information as of July 31, 2004, except where otherwise noted, concerning the principal amount of debentures beneficially owned by each selling security holder and the number of shares of common stock that may be offered from time to time by each selling security holder under this prospectus. The information is based on information provided by or on behalf of the selling security holders. The number of shares of common stock issuable upon conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each holder at an initial conversion rate of 41.0627 per $1,000 of principal amount at maturity of debentures surrendered. This conversion rate is subject to adjustments in certain circumstances. Because the selling security holders may offer all or some portion of the debentures or the common stock issuable upon conversion of the debentures, we have assumed for purposes of the table below that the selling security holders will sell all of the debentures and all of the common stock issuable upon conversion of the debentures offered by this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information regarding their debentures in transactions exempt from the registration requirements of the Securities Act. Information about the selling security holders may change over time. Any changed information given to us by the selling security holders will be set forth in prospectus supplements if and when necessary. As of June 30, 2004, we had $150,000,000 in principal amount of the debentures and 46,751,213 shares of common stock outstanding. The common shares outstanding includes exchangeable shares which were issued on September 6, 2002 by Jaldi, our Canadian subsidiary, to its shareholders in connection with our Jaldi asset acquisition. The exchangeable shares have characteristics essentially equivalent to Pixelworks common stock.

Name(1)	Principal Amount at Maturity of Debentures Beneficially Owned Prior to this Offering and Offered Hereby	Percentage of Outstanding Debentures	Shares of Common Stock Issuable Upon Conversion of the Debentures that May Be Sold(2)	Percentage of Shares of Common Stock Outstanding(3)(4)
Alexandra Global Master Fund Ltd.	$4,000,000	2.67%	164,250	*
Animi Master Fund, Ltd.	$1,000,000	*	41,062	*
Arbitex Master Fund L.P.	$4,000,000	2.67%	164,250	*
Argent Classic Convertible Arbitrage Fund L.P.	$1,500,000	1.00%	61,594	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$330,000	*	13,550	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,020,000	4.68%	288,260	*
Calamos Convertible Growth and Income Fund—Calamos Investment Inc.	$11,900,000	7.93%	488,646	1.03%
Calamos Convertible Portfolio—Calamos Advisors Trust	$100,000	*	4,106	*
Citigroup Global Markets Inc.	$2,982,000	*	122,448	*
DB Equity Opportunities Master Portfolio Ltd.	$680,000	*	27,922	*
DEAM Convertible Arbitrage	$160,000	*	6,570	*
Deutsche Bank	$6,500,000	4.33%	266,907	*
DKR Saturn Event Driven Holding Fund Ltd.	$2,000,000	1.33%	82,125	*
DKR Saturn Multi-Strategy Holding Fund Ltd.	$2,000,000	1.33%	82,125	*
Dodeca Fund, L.P.	$580,000	*	23,816	*
DRW Securities	$2,500,000	1.67%	102,656	*
FrontPoint Convertible Arbitrage Fund, L.P.	$1,500,000	1.00%	61,594	*
Grace Convertible Arbitrage Fund, Ltd.	$4,000,000	2.67%	164,250	*
Guggenheim Portfolio Co. XV, LLC	$1,500,000	1.00%	61,594	*
Inflective Convertible Opportunity Fund I, L.P.	$20,000	*	821	*
ING Convertible Fund	$975,000	*	40,036	*
ING VP Convertible Portfolio	$25,000	*	1,026	*
JMG Triton Offshore Fund, Ltd.	$27,149,000	18.10%	1,114,811	2.33%
KBC Financial Products (Cayman Islands) Ltd.	$5,000,000	3.33%	205,313	*
KBC Financial Products USA, Inc.	$4,000,000	2.67%	164,250	*
Laurel Ridge Capital, LP	$1,500,000	1.00%	61,594	*
Morgan Stanley Convertible Securities Trust	$800,000	*	32,850	*
MSD TCB, LP	$15,000,000	10.00%	615,940	1.30%
Pyramid Equity Strategies Fund	$160,000	*	6,570	*
Radcliffe SPC, Class A Convertible Crossover Segregated Portfolio	$5,000,000	3.33%	205,313	*
Ramius Capital Group	$1,000,000	*	41,062	*
RCG Halifax Master Fund, Ltd.	$1,000,000	*	41,062	*
RCG Latitude Master Fund, Ltd.	$5,000,000	3.33%	205,313	*
Vicis Capital Master Fund	$600,000	*	24,637	*
Victus Capital, LP	$2,400,000	1.60%	98,550	*
Waterstone Market Neutral Fund, L.P.	$690,000	*	28,333	*
Waterstone Market Neutral MAC51, Ltd.	$721,000	*	29,606	*

Waterstone Market Neutral Offshore Fund, Ltd.	$5,608,000	3.74%	230,279	*
Xavex Convertible Arbitrage 10 Fund	$650,000	*	26,690	*
Xavex Convertible Arbitrage 5 Fund	$1,500,000	1.00%	61,594	*
Any other holders of debentures or shares of common stock issued on conversion of the debentures and future transferors, pledgees, donees, and successors thereof.(5)	$16,950,000	11.30%	696,012	1.47%
Total	$150,000,000	100.00%	6,159,405	11.64%

*
Less than one percent (1%).

(1)
Information concerning the selling security holders may change from time to time. Any such changed information will be set forth in amendmends or supplements to this prospectus or to the registration statement of which this prospectus is a part, if and when required. A post-effective amendment will be filed to identify unknown security holders who are not direct or indirect donees, pledgees, successors or transferees of the selling security holders listed in the table.

(2)
Assumes conversion of all of the holder's debentures at a conversion rate of 41.0627 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment as described under "Description of Debentures—Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Debentures, as described under "Description of Debentures—Conversion rights."

(3)
Calculated using 46,751,213 shares of common stock outstanding as of June 30, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(4)
Assumes that all holders of debentures, or any future transferees, pledgees, donees or successors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(5)
Represents an amount estimated by us that is held by unidentified selling security holders. Any of these other holders of debentures or shares of common stock issued upon conversion of the debentures may be identified at a later date by means of one or more supplements to this prospectus or, if required, post-effective amendments to the registration statement of which this prospectus is a part. Assumes that any of these other holders of debentures or shares of common stock issuable on conversion of debentures and their respective direct or indirect transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the debentures.

  The selling security holders listed below have elected to register a total of 2,421,627 shares of common stock through the exercise of registration rights previously granted to them. The following table sets foth certain information as of July 31, 2004, except where otherwise noted, concerning the principal amount of common stock owned by each selling security holder and the number of shares of common stock that may be offered from time to time by each of the selling security holders. The information is based on information provided by or on behalf of the selling security holders. Because the selling security holders may offer all or some portion of the common stock, we have assumed for purposes of the table below that they will sell all of the common stock offered by this prospectus.

Name	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Offered	Percentage of Class Owned After Completion of the Offering
Allen H. Alley(1)	1,809,868	1,807,043	*
Robert Y. Greenberg(2)	615,790	614,584	*

*
Less than one percent (1%).

(1)
Mr. Alley has served as Chairman, President and Chief Executive Officer of the Company from the Company's inception.

(2)
Mr. Greenberg has served as a Vice President or Senior Vice President of the Company from the Company's inception, and since April of 2003 has also served as Chief Technology Officer.

PLAN OF DISTRIBUTION

        The selling security holders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the debentures or common stock from the selling security holders in non-sale transfers, may sell the debentures and the common stock from time to time directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The debentures and the common stock may be sold in one or more transactions,

  •
  at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

  •
  on any national securities exchange or quotation service on which the debentures or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter-market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

        In connection with the sales of the debentures or the common stock or otherwise, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the debentures or the common stock and deliver these securities to close out short positions. In addition, the selling security holders may sell the debentures and the common stock short and deliver the debentures and common stock to close out short positions or loan or pledge the debentures or the common stock to broker-dealers that in turn may sell such securities.

        The aggregate proceeds to the selling security holders from the sale of the debentures or common stock will be the purchase price of the debentures or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with their agents, to reject (except when we decide to redeem the debentures in accordance with the terms of the indenture) any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. The selling security holder may also transfer and donate shares in other circumstances in which case the transferee, donee, pledgee or other successor in interest will be the selling security holder for purposes of this prospectus.

        In order to comply with the securities laws of some jurisdictions, if applicable, the debentures and common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions, the debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from the registration or qualification requirements is available and is complied with.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. Since their initial issuance, the debentures have been eligible for trading on the PORTAL markets of The Nasdaq

Stock Market, Inc. However, debentures sold by means of this prospectus will no longer trade on the PORTAL Market. We do not intend to list the debentures for trading on any other automated interdealer quotation system or on any securities exchange. We cannot guarantee that any trading market will develop for the debentures.

        The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the debentures or the shares of common stock may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling security holders have also agreed to comply with the prospectus delivery requirements of the Securities Act, if any.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Each selling security holder has represented that it will not sell any debentures or common stock pursuant to this prospectus except as described in this prospectus.

        If required, the specific debentures or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of the holders of the debentures to register the debentures and common stock into which the debentures are convertible under applicable federal securities laws under specific circumstances and specific times. We also entered into a similar registration rights agreement with certain shareholders, including those listed in this prospectus, to register shares of common stock under applicable federal securities laws. Under the registration rights agreements, the selling security holders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the debentures and the common stock, except that the selling security holders will pay all brokers' commissions and, in connection with an underwritten offering, underwriting discounts and commissions.

DESCRIPTION OF DEBENTURES

        The debentures were issued under an indenture dated as of May 18, 2004 between us and Wells Fargo Bank, N.A., as trustee. The terms of the debentures include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the debentures. In this section, "Pixelworks," "we," "our" and "us" each refers only to Pixelworks, Inc. and not to any existing or future subsidiary.

General

        The debentures are unsecured subordinated obligations of Pixelworks and are convertible into our common stock as described under "Conversion Rights" below. The debentures are limited to an aggregate principal amount of $150,000,000 and will mature on May 15, 2024.

        The debentures bear interest at the rate of 1.75% per year from the date of issuance of the debentures, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2004, to holders of record at the close of business on the preceding May 1 and November 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a debenture, interest ceases to accrue on the debenture under the terms of and subject to the conditions of the indenture.

        Principal is payable, and debentures may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York, New York, which is initially the office or agency of the trustee in New York, New York. See "—Form, Denomination and Registration." The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to protect holders of the debentures in the event of a highly leveraged transaction or a fundamental change, except to the extent described under "—Fundamental Change Permits Purchase of Debentures By Us at the Option of the Holder" below.

Ranking

        The debentures are unsecured obligations and are subordinated in right of payment, as provided in the indenture, to the prior payment in full of all of our existing and future senior debt and equal in right of payment with all of our existing and future subordinated debt. The debentures are also effectively subordinated to all existing and future liabilities of our subsidiaries.

        As of June 30, 2004, we had no senior debt outstanding and our subsidiaries had approximately $1.1 million of outstanding indebtedness and other liabilities to which the debentures will be effectively subordinated. The indenture does not limit the creation of senior debt (or other indebtedness) in the future.

        Any senior debt will continue to be senior debt and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of its terms.

        The indenture provides that in the event of any payment or distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our senior debt shall first be paid in respect of all senior debt in full in cash or other payment satisfactory to the holders of senior debt before we make any payments of principal of, and interest (including liquidated damages, if any) on the debentures. In addition, if the debentures are accelerated because of an event of default, the holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to the holders of senior debt of all obligations in respect of senior debt before the holders of the debentures are entitled to receive any payment or distribution. Under the indenture, we must promptly notify holders of senior debt if payment of the debentures is accelerated because of an event of default.

        The indenture further provides that if any default by us has occurred and is continuing in the payment of principal of, premium, if any, or interest on, or rent or other payment obligations in respect of, any senior debt whether by acceleration or otherwise, then no payment shall be made on account of principal of, or interest on the debentures (including any liquidated damages), until (i) all such payments due in respect of that senior debt have been paid in full in cash or other payment satisfactory to the holders of that senior debt and (ii) at the time of, or immediately after giving effect to, any such payment of principal of or interest on the debentures, there does not exist under any senior debt or any agreement pursuant to which any senior debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such senior debt being declared due and payable.

        During the continuance of any event of default with respect to any designated senior debt (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any designated senior debt), permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment may be made by us, directly or indirectly, with respect to principal of or, interest on the debentures (including any liquidated damages, if any) for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that designated senior debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that designated senior debt has been paid in full in cash or other payment satisfactory to the holders of that designated senior debt.

        Notwithstanding the foregoing (but subject to the provisions described above limiting payment on the debentures in certain circumstances), unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, we may resume payments on the debentures after the end of such blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to one or more issues of designated senior debt during such period.

        If the trustee or any holder of the debentures receives any payment or distribution of our assets in contravention of the subordination provisions on the debentures before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

        "Senior debt" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), except for:

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  any indebtedness that by its terms expressly provides that such indebtedness shall not be senior in right of payment to the debentures or expressly provides that such indebtedness is equal in right of payment with the debentures;

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  any indebtedness between or among us or any of our subsidiaries; and

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  our trade payables and accrued expenses for goods, services or materials purchased or provided in the ordinary course of business.

        Designated senior debt is our senior debt which on the date of a payment event of default or the delivery of a payment blockage notice, has an aggregate amount outstanding of, or under which, on such date, the holders thereof are committed to lend up to, at least $1.0 million and is specifically designated in the instrument evidencing or governing that senior debt as "designated senior debt" for purposes of the indenture. At June 30, 2004, we had no designated senior debt outstanding.

        By reason of these subordination provisions, in the event of insolvency, funds which we would otherwise use to pay the holders of debentures will be used to pay the holders of senior debt to the extent necessary to pay senior debt in full in cash or other payment satisfactory to the holders of senior debt. As a result of these payments, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of debentures.

        The debentures are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to receive assets of our existing subsidiaries or any future subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. There are no restrictions in the indenture on the ability of our existing subsidiaries or any future subsidiaries to incur indebtedness or other liabilities.

        We will be obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the debentures. The trustee's claims for such payments will be senior to those of holders of the debentures in respect of all funds collected or held by the trustee.

Conversion Rights

        Subject to the conditions and during the periods described below, holders may convert their debentures into our common stock at an initial conversion rate of 41.0627 shares of our common stock per $1,000 principal amount of debenture, unless previously redeemed or purchased. This is equivalent to an initial conversion price of approximately $24.35 per share.

        The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as set forth in "Conversion Rate Adjustments" below. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are a multiple of $1,000 principal amount.

        Upon conversion of a debenture, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of the full number of shares of our common stock into which the debenture is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the debenture. As a result, any accrued but unpaid interest to the conversion date is deemed to be cancelled, extinguished and forfeited upon conversion. For a discussion of the tax treatment to a holder of receiving our common stock upon conversion, see "Material United States Federal Income Tax Considerations." We are not required to issue fractional shares of common stock upon conversion of debentures and, in lieu of fractional shares, we will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion.

        If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

        If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable duly completed conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the debentures into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through The Depository Trust Company, New York, New York, or DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. The trustee will initially act as the conversion agent.

        If a holder has already delivered a purchase notice as described under either "—Purchase of Debentures By Us at the Option of the Holder" or "—Fundamental Change Permits Purchase of Debentures By Us at the Option of the Holder" with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

        Holders of debentures at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such debentures at any time after the close of business on the applicable regular record date. Debentures surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the debentures; provided, however, that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such debenture.

        Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity in only the following circumstances:

  Conversion Upon Satisfaction of Sale Price Condition

        A holder may surrender any of its debentures for conversion into shares of our common stock in any calendar quarter (and only during such calendar quarter) after the quarter ending September 30, 2004 if the sale price of our common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 130% of the applicable conversion price per share of our common stock on such last trading day.

        The "sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The sale price will be determined without reference to after-hours or extended market trading.

        If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

        If our common stock is not so quoted, the "sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        "Trading day" means a day during which trading in securities generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or, if our common stock is not then quoted on Nasdaq, on the principal other market on which our common stock is then traded.

  Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender debentures for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period (the "measurement period") in which the trading price per $1,000 principal amount of debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate; provided, however, a holder may not convert debentures in reliance on this provision after May 15, 2019 if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 130% of the then current conversion price of the debentures.

        The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer then the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the "closing sale price" of our common stock and the conversion rate.

        The trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the debentures would be less than 98% of the product of the closing sale price of our common stock and the conversion rate; at which time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

  Conversion Upon Notice of Redemption

        If we call any or all of the debentures for redemption, holders may convert debentures into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time. If a holder already has delivered a purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

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  distribute to all holders of our common stock rights entitling them to purchase shares of our common stock at less than the sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, or

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  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution, we must notify the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time. No holder may exercise this right to convert if the holder otherwise may participate in the distribution without conversion. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If the transaction also constitutes a fundamental change, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "—Fundamental Change Permits Purchase of Debentures By Us at the Option of the Holder."

Conversion Rate Adjustments

        The initial conversion price will be adjusted for certain events, including:

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  the issuance of our common stock as a dividend or distribution on our common stock;

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  certain subdivisions and combinations of our common stock;

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  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock for a period expiring 60 days or less from the date of issuance of such rights or warrants (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

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  the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets (including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or dividends or distributions paid exclusively in cash);

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  dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

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  a tender offer or exchange offer by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        We will not make any adjustment to the conversion price if holders of the debentures may participate in the transactions described above.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment or, in any case, at the time we call any or all of the debentures for redemption. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, or any statutory share exchange, in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the debentures then outstanding will be entitled thereafter to convert those debentures into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange had such debentures been converted into our common stock immediately prior to such recapitalization, reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        As a result of any adjustment of the conversion price, the holders of debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Material United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the debentures by any amount for any period of at least 20 days. In that case we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Optional Redemption

        On or after May 15, 2011, we may redeem for cash all or a portion of the debentures at any time by providing not less than 30 nor more than 60 days' notice by mail to each registered holder of the debentures to be redeemed, at a price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest (including liquidated damages, if any), if any, to, but excluding, the redemption date.

Purchase of Debentures by Us at the Option of the Holder

        Holders have the right to require us to purchase all or a portion of their debentures on May 15, 2011, May 15, 2014 and May 15, 2019. The purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest (including liquidated damages, if any) to but excluding the purchase date.

        We will be required to purchase any outstanding debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 23 business days prior to the relevant purchase date until the close of business on the third business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related debentures. Also, as described in the section entitled "Risk Factors—Risks Related to the Debentures—we may be unable to purchase the debentures for cash on specified dates or following a fundamental change," we may not have funds sufficient to purchase the debentures when we are required to do so.

        On or before the 23rd business day prior to each purchase date, we will provide to the trustee, any paying agent and to all holders of the debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

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  the name and address of the trustee, any paying agent and the conversion agent; and

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  the procedures that holders must follow to require us to purchase their debentures.

        The purchase notice given by each holder electing to require us to purchase their debentures must state:

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  in the case of debentures in certificated form, the certificate numbers of the holder's debentures to be delivered for purchase;

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  the portion of the principal amount of debentures to be purchased, in multiples of $1,000; and

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  that the debentures are to be purchased by us pursuant to the applicable provision of the debentures and the indenture.

        If the debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

        Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City or publish the information on our website or through such other public medium as we may use at that time.

        No debentures may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the debentures.

        A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the trustee or any paying agent prior to the close of business on the third business day prior to the purchase date. The notice of withdrawal must state:

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  the principal amount of the withdrawn debentures;

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  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

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  the principal amount, if any, which remains subject to the purchase notice.

        If the debentures are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

        A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the trustee or any paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the debentures. If the trustee or any paying agent holds money or securities sufficient to pay the purchase price of the debentures on the business day following the purchase date, then:

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  the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent); and

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  all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the debentures).

Fundamental Change Permits Purchase of Debentures By Us at the Option of the Holder

        If a fundamental change occurs, each holder of debentures will have the right to require us to purchase some or all of that holder's debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice at a purchase price equal to 100% of the principal amount of the debentures to be purchased, plus any accrued and unpaid interest (including liquated damages, if any) to but excluding the purchase date.

        Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of debentures, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of debentures must deliver prior to or on the 30th day after the date of our notice irrevocable written notice to the trustee of the holder's exercise of its repurchase right, together with the debentures with respect to which the right is being exercised.

        A "fundamental change" will be deemed to have occurred at such time after the original issuance of the debentures when the following has occurred:

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  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

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  consummation of any share exchange, consolidation or merger of us pursuant to which our common stock is converted into cash, securities or other property, or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of the common stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; or

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  continuing directors (as defined below in this section) cease to constitute at least majority of our board of directors.

        However, a fundamental change will not be deemed to have occurred if:

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  the daily market price per share of common stock for any five trading days within the period of 10 consecutive trading days beginning immediately after the later of the fundamental change or the public announcement of the fundamental change (in the case of a fundamental change under the first or third bullet point above) or the period of 10 consecutive trading days ending immediately before the fundamental change (in the case of a fundamental change under the second bullet point above) shall equal or exceed 110% of the conversion price of the debentures in effect on the date of the fundamental change or the public announcement of the fundamental change, as applicable; or

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  in the case of the second bullet point above, at least 95% of the consideration (excluding cash payments for fractional shares or dissenters' appraisal rights) in the transaction or transactions constituting the fundamental change consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or quoted on the Nasdaq National Market.

"Continuing director" means a director who either was a member of our board of directors on the date of this offering memorandum or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

        The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule to the extent applicable at that time.

        We may, to the extent permitted by applicable law, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

        Our ability to repurchase debentures upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of existing or future senior debt. As a result, any repurchase of the debentures would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right.

        Any failure by us to repurchase the debentures when required following a fundamental change would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior debt. See "—Ranking" above.

Consolidation, Merger and Sale of Assets

        We may, without the consent of the holders of debentures, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

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  the surviving entity assumes all our obligations under the indenture and the debentures;

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  at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

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  an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Information Requirement

        We have agreed that until May 17, 2005 during any period in which we are not subject to the reporting requirements of the Exchange Act, we will make available to holders of the debentures, or beneficial owners of interests therein, or any prospective purchaser of the debentures, the information required by Rule 144A(d)(4) to be made available in connection with the sale of debentures or beneficial interests in the debentures.

Events of Default

        Each of the following constitutes an event of default under the indenture:

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  our failure to pay when due the principal on any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

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  our failure to pay an installment of interest (including liquidated damages, if any) on any of the debentures for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

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  our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered following conversion of a debenture, and that failure continues for 10 days;

  •
  our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

  •
  our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $10.0 million, or if there is an acceleration of indebtedness for borrowed money in an amount in excess of $10.0 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding;

  •
  our failure to give timely notice of a fundamental change; and

  •
  certain events of our bankruptcy, insolvency or reorganization.

        If an event of default specified in the seventh bullet point above occurs and is continuing, then the principal of all the debentures and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than an event of default specified in the seventh bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the debentures due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding, subject to the provisions of the indenture.

        The holders of a majority in aggregate principal amount of debentures at the time outstanding through their written consent, or the holders of a majority in aggregate principal amount of debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may waive any existing default or event of default and its consequences except any default or event of default:

  •
  in any payment on the debentures;

  •
  in respect of the failure to convert the debentures; or

  •
  in respect of the covenants or provisions in the indenture that may not be modified or amended without the consent of the holder of each debenture affected as described in "—Modification, Waiver and Meetings" below.

        Holders of a majority in aggregate principal amount of the debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the provisions of the indenture. The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The rights of holders of the debentures to pursue remedies with respect to the indenture and the debentures are subject to a number of additional requirements set forth in the indenture.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the debentures when due or in the payment of any redemption or repurchase obligation.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture. In addition, we are required to file with the trustee a written notice of the occurrence of any default or event of default within five business days of our becoming aware of the occurrence of any default or event of default.

Modification, Waiver and Meetings

        The indenture contains provisions for convening meetings of the holders of debentures to consider matters affecting their interests.

        The indenture (including the terms and conditions of the debentures) may be modified or amended by us and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of debentures;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of debentures in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price in the manner described in the indenture, provided that the reduction will not adversely affect the interests of holders of debentures in any material respect;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the debentures under the Securities Act, as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the debentures in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; or

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures in any material respect.

        Modifications and amendments to the indenture or to the terms and conditions of the debentures may also be made, and noncompliance by us with any provision of the indenture or the debentures may be waived, either:

  •
  with the written consent of the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding; or

  •
  by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the debentures represented at such meeting.

        However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each debenture affected:

  •
  change the maturity of the principal of or any installment of interest on any debenture (including any payment of liquidated damages);

  •
  reduce the principal amount of, or any premium, if any, on any debenture;

  •
  reduce the interest rate or interest (including any liquidated damages) on any debenture;

  •
  change the currency of payment of principal of, premium, if any, or interest on any debenture;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or the conversion of, any debenture;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassifications or corporate reorganizations, adversely affect the conversion rights of holders of the debentures;

  •
  adversely affect any repurchase option of holders;

  •
  modify the subordination provisions of the debentures in a manner adverse to the holders of debentures;

  •
  reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

  •
  reduce the percentage in aggregate principal amount of debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of debentures at which a resolution is adopted.

        The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the debentures at the time outstanding.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while debentures remain outstanding, subject to certain conditions, if:

  •
  all outstanding debentures have become due and payable or will become due and payable at their scheduled maturity within one year; or

  •
  all outstanding debentures are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debentures on the date of their scheduled maturity or the scheduled date of redemption.

Form, Denomination and Registration

        The debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

  Global Debentures: Book-Entry Form

        The debentures were initially issued only to qualified institutional buyers as defined in Rule 144A under the Securities Act ("QIBs") and outside the United States in accordance with Regulation S under the Securities Act. The debentures are evidenced by one or more global debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee. Record ownership of the global debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

        A QIB may hold its interests in a global debenture directly through DTC if such QIB is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. QIBs may also beneficially own interests in the global debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global debentures, Cede & Co. for all purposes will be considered the sole holder of the global debentures. Except as provided below, owners of beneficial interests in the global debentures will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global debentures to such persons may be limited.

        We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global debentures to Cede & Co., the nominee for DTC, as the registered owner of the global debentures. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global debentures to owners of beneficial interests in the global debentures.

        It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global debentures, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the debentures represented by the global debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in debentures represented by the global debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If a holder would like to convert debentures into common stock pursuant to the terms of the debentures, the holder should contact the holder's broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge the holder's interest in the debentures represented by global debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global debentures are credited and only for the principal amount of the debentures for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause debentures to be issued in definitive registered form in exchange for the global debentures. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global debentures.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Certificated Debentures

        The debentures represented by a global debenture will be exchangeable for debentures in definitive registered form of like tenor as that global debenture in denominations of $1,000 and in any greater amount that is a multiple of $1,000 if:

  •
  DTC notifies us in writing that it is unwilling or unable to continue as depositary for that global debenture or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

  •
  we, at our option, notify the trustee in writing that we elect to issue the debentures in definitive registered form in exchange for all or any part of the debentures represented by the global debentures; or

  •
  there is, or continues to be, an event of default and the registrar has received a request from DTC for the issuance of definitive registered debentures in exchange for the global debentures.

        Any debenture that is exchangeable pursuant to the preceding sentence is exchangeable for debentures registered in the names which DTC will instruct the trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global debenture. Subject to the foregoing, a global debenture is not exchangeable except for a global debenture or global debentures of the same aggregate denominations to be registered in the name of DTC or its nominee.

Notices

        Except as otherwise provided in the indenture, notices to holders of debentures will be given by mail to the addresses of holders of the debentures as they appear in the debenture register.

Governing Law

        The indenture, the debentures and the registration rights agreement are governed by, and will be construed in accordance with, the law of the State of New York.

Information Regarding the Trustee

        Wells Fargo, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. Mellon Investor Services is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        The registration statement of which this prospectus forms a part has been filed under the terms of a registration rights agreement, which we entered into with the Initial Purchasers. In the registration rights agreement we agreed, for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures, that we would at our own expense, use our commercially reasonable efforts to:

  •
  file such shelf registration statement with the SEC within 90 days after the earliest date of original issuance of any of the debentures;

  •
  cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the debentures; and

  •
  keep the registration statement effective until such date that is the earlier of (1) the second anniversary of the date the registration statement is declared effective; (2) the date as of which all the debentures or the common stock issuable upon conversion of the debentures have been sold either under Rule 144 under the Securities Act (or any similar provision then in force) or pursuant to the shelf registration statement; (3) the date as of which all the debentures or the common stock issuable upon conversion of the debentures held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor provision; and (4) the date on which there are no outstanding registrable securities.

        We have also agreed to provide to each registered holder copies of the prospectus contained in the shelf registration statement, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the debentures and the common stock issuable upon conversion of the debentures. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

        We may suspend the holder's use of the prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if (i) we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would be seriously detrimental to us and our subsidiaries taken as a whole or (ii) the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred or is continuing. However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 45 days to 60 days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Debentures of the existence of such a suspension. Each holder, by its acceptance of a debenture, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        If,

  •
  on the 90th day following the earliest date of original issuance of any of the debentures, the shelf registration statement has not been filed with the SEC; or

  •
  on the 180th day following the earliest date of original issuance of any of the debentures, the shelf registration statement is not declared effective; or

  •
  prior to or on the 45th, 60th or 120th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph (in each case except as the result of filing of a post-effective amendment solely to add additional selling security holders), such suspension has not been terminated

(each, a "registration default"), additional interest as liquidated damages will accrue on the debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.50% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its debentures into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted.

        We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue up to 250,000,000 of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value, $0.001 per share. As of June 30, 2004, there were 46,751,213 outstanding shares of common stock, excluding outstanding options to purchase 6,942,641 shares of common stock, and one outstanding share of preferred stock, the Special Voting Share described below. The following description of our capital stock is not complete. You should carefully read our Amended and Restated Articles of Incorporation and Bylaws, which are incorporated into our Annual Report on Form 10-K. Additionally, certain provisions of Oregon law may impact our capital stock.

Common Stock

        Holders of common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for that purpose. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which they are entitled to vote. They do not have any cumulative voting rights. There are no preemptive, conversion, redemption or sinking fund rights applicable to the common stock. In the event of a liquidation, dissolution or winding up of Pixelworks, holders of common stock are entitled to share equally and ratably in all assets remaining after the payment of all debts and liabilities as well as the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock which we may issue in the future as described below.

Preferred Stock

        The board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include restricting dividends on the common stock diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Pixelworks without further action by the shareholders.

        There are no agreements or understandings for the issuance of preferred stock, and the board of directors has no present intention of issuing any shares of preferred stock, except as contemplated by the shareholder rights plan described below.

Special Voting Share

        One series of Preferred Stock entitled "Special Voting Share Series Preferred Stock," is authorized and consists of one share, referred to as the Special Voting Share. The Special Voting Share was authorized for issuance in accordance with the Voting and Share Trust Agreement entered on September 6, 2002 by and among Pixelworks, Pixelworks Nova Scotia, a wholly-owned subsidiary of Pixelworks organized in Nova Scotia, Jaldi Semiconductor Corp. and CIBC Mellon Trust Company, a trust company incorporated under the laws of Canada. The Special Voting Share was issued by Pixelworks to and deposited with CIBC Mellon Trust Company as trustee, to be held in trust for the benefit of the registered holders of the then outstanding shares of Jaldi Semiconductor Corp. that are exchangeable for shares of common stock of Pixelworks (referred to as Exchangeable Shares).

        The Special Voting Share entitles the holder of record to vote, in person or by proxy on any matters, questions, proposals, propositions whatsoever that may come before the Pixelworks common shareholders or at a meeting of Pixelworks' shareholders at which shareholders are entitled to vote. CIBC Mellon Trust Company as trustee will exercise this voting right only on the basis of instructions received from holders of Exchangeable Shares. To the extent that no instructions are received from a holder of Exchangeable Shares with respect to the voting rights to which such holder is entitled, CIBC Mellon Trust Company will not exercise or permit the exercise of such voting rights. Except as required by law or by Pixelworks' Articles of Incorporation, the holder of the Special Voting Share and the holders of common stock vote together as a single class in the election of directors and in all matters submitted to a vote of the shareholders of Pixelworks.

        The holder of the Special Voting Share is not entitled to receive dividends. Upon any dissolution, liquidation or winding up of the affairs of Pixelworks, whether voluntary or involuntary, the holder of the Special Voting Share is entitled to be paid out of the net assets of the Company available for distribution an amount equal to $0.001, before any payment is made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Special Voting Share.

        The Special Voting Share is not subject to redemption, except that at such time as no Exchangeable Shares are outstanding and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than Pixelworks and its affiliates) exists, the Special Voting Share will be automatically redeemed for an amount equal to $0.001 due and payable upon redemption.

Registration Rights Agreement

        Certain shareholders holding an aggregate of up to approximately 27 million shares of our common stock, referred to as registrable securities, are entitled to rights with respect to registration of these shares under the Securities Act. These registration rights are provided under our Third Amended Registration Rights Agreement which will expire in 2005. Pursuant to the Third Amended Registration Rights Agreement, at any time beginning August 2000, certain holders of registrable securities have the right to require that we register their registrable securities, provided the outstanding registrable securities have an anticipated public offering price of at least $5,000,000. We are only obligated to effect two registrations in response to these demand registration rights. In addition, if we register any securities for public sale, including pursuant to the resale registration statement that we have agreed to file with respect to the debentures and the shares issuable upon conversion thereof, certain holders of registrable securities may have the right to include their shares in the registration, subject to specified exceptions. Messrs. Alley and Greenberg are exercising their rights to have an aggregate 2,421,627 shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. Finally, if we are eligible to file a registration statement on Form S-3, certain holders of registrable securities can request that we register their shares, provided that the total price of the shares of common stock offered to the public is at least $500,000. The holders of S-3 registration rights may only require us to file one Form S-3 registration statement in any 12-month period. We may postpone the filing of a registration statement for up to 90 days once in any 12-month period if our board of directors determines in good faith that the filing would be seriously detrimental to our shareholders or us. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these registration rights. We must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these registration rights.

Anti-Takeover Effects of Certain Provisions of Oregon Law, our Articles of Incorporation and our Bylaws

        We are subject to the Oregon Control Share Act. The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33.3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

  •
  a majority of each voting group entitled to vote; and

  •
  the holders of a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the Company's officers and employee directors.

        The acquiror may, but is not required to, submit to the target company a statement including specific information about the acquiror and its plans for the company. The statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders. If the acquiror's control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value for their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

        We are also subject to the Oregon Business Combination Act. The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation, thereby becoming an "interested shareholder," the corporation and the interested shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an interested shareholder. Business combination transactions for this purpose include:

  •
  a merger or plan of share exchange;

  •
  any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock; or

  •
  certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder.

        These restrictions are not applicable if:

  •
  as a result of the transaction in which a person became an interested shareholder, they will own at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers, and certain employee benefit plans);

  •
  the board of directors approves the share acquisition or business combination before the interested shareholder acquires 15% or more of the corporation's voting stock; or

  •
  the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares owned by the interested shareholder) approve the transaction after the interested shareholder has acquired 15% or more of the corporation's voting stock.

        Our Amended and Restated Articles (i) provide that if the number of directors is fixed at eight or more, our directors will be divided into three classes, each of which serves for a three-year term with one class elected each year, (ii) provide that directors may be removed by shareholders only for cause and only upon the vote of 75% of the outstanding shares of common stock, and (iii) permit the board of directors to issue preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers and all other rights and preferences of any such series, without any further vote or action by our shareholders.

        The staggered terms for directors, the provisions allowing the removal of directors only for cause and the availability of preferred stock for issuance without shareholder approval may have the effect of lengthening the time required for a person to acquire control of our Company through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control. This could deprive our shareholders of opportunities to realize a premium for their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of our Company to negotiate terms acceptable to the board of directors.

Transfer Agent and Registrar

        The transfer agent and registrar for the shares of common stock is Mellon Investor Services. Their telephone number for shareholder inquiries is (800) 522-6645.

Listing

        Our common stock is listed on The Nasdaq National Market under the trading symbol "PXLW."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This discussion describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the debentures and, to the extent described below, our common stock received upon an exchange, conversion or redemption of the debentures. It applies to you only if you hold your debentures as a capital asset for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person treated as a partnership for U.S. federal income tax purposes,

  •
  a person that owns debentures that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns debentures as part of a straddle or conversion transaction for U.S. federal income tax purposes,

  •
  a U.S. Holder (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, or

  •
  a person that owns, or is deemed to own, more than 5% of the common stock of the Company or a holder that, on the date of acquisition of the debentures, owns debentures with a fair market value of more than 5% of the fair market value of the common stock of the Company.

        The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

  •
  the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the debentures,

  •
  state, local or foreign tax consequences of the purchase, ownership or disposition of the debentures, or

  •
  state, local or foreign tax consequences of owning or disposing of our common stock.

        For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its partners or owners. Accordingly, if a partnership or other flow-through entity holds the debentures, the tax treatment of a holder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

        This discussion is based on the Internal Revenue Code of 1986, as amended, or the "Code," its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No statutory, administrative or judicial authority directly addresses all of the tax consequences relating to the treatment of the debentures or instruments similar to the debentures for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (referred to as the IRS) with respect to any of the U.S. federal income tax consequences regarding this particular offering. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

        If you are considering purchasing the debentures, you should consult your own tax advisors concerning the U.S. federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

        For purposes of this summary, a U.S. Holder is a beneficial owner of a debenture that is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The term "U.S. Holder" also includes certain former citizens and residents of the U.S. A beneficial owner of debentures that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

Classification of the Debentures

        We intend to treat the debentures as indebtedness for U.S. federal income tax purposes. Such treatment, however, is not binding on the IRS, and there can be no assurance that a court would not determine that the debentures should be characterized, in whole or in part, as equity for U.S. federal income tax purposes. If it is determined that for U.S. federal income tax purposes the debentures do not constitute indebtedness, the tax consequences with respect to the debentures may be different than that described below, possibly with adverse effects. Among other things, Non-U.S. Holders could become subject to U.S. withholding taxes.

        Pursuant to the transaction documents relating to the debentures, we will agree, and each beneficial holder of a debenture, by acceptance of a debenture, will agree, to treat the debentures as indebtedness for U.S. federal income tax purposes. It is assumed for the remainder of this discussion that the debentures are treated as indebtedness for U.S. federal income tax purposes. Holders should consult their tax advisors concerning the tax treatment of holding the debentures and particularly the tax consequences if the debentures are not considered to be indebtedness for U.S. federal income tax purposes.

U.S. Holders

  Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the debentures, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments, other than fixed periodic interest, that exceed the issue price of the instrument (i.e., the first price to the public, not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the debentures is sold for money), the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We expect that the debentures will not be issued with original issue discount, and the remainder of this discussion assumes that the debentures are not issued with original issue discount.

  Market Discount

        A U.S. Holder that purchases debentures for an amount that is less than the issue price of the debentures will be treated as having purchased such debenture at a "market discount," unless the amount of such market discount is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any gain on the maturity, sale, exchange, retirement or other disposition of debentures as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such debentures at the time of such disposition. If a debenture is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the debenture in a taxable transaction at its then fair market value. In addition, a U.S. Holder may be required to defer, until the maturity of the debentures or earlier disposition (including certain nontaxable transactions, but not including conversion into stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debentures.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debentures, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of debentures may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors regarding this election.

  Amortizable Bond Premium

        A U.S. Holder that purchases debentures for an amount greater than the sum of all amounts payable on the debentures after the purchase date, will be considered to have purchased such debentures with "bond premium." Bond premium, however, does not include any amount attributable to the conversion feature of the debentures. The amount of bond premium that is attributable to the conversion feature is the excess, if any, of the debenture's purchase price over what the debenture's fair market value would be if there were no conversion feature.

        Subject to certain limitations, a U.S. Holder may elect to amortize bond premium, using a constant yield method, over the remaining term of the debenture. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset stated interest payments required to be included in such U.S. Holder's income with respect to the debenture in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the debenture by the amount of the premium amortized in any year. Any election to amortize bond premium applies to all debt obligations (other than debt obligations the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and may not be revoked without the consent of the IRS. U.S. Holders should consult with their own tax advisors regarding this election.

  Conversion of Debentures into Common Stock

        If a U.S. Holder converts debentures into common stock, a U.S. Holder will generally not recognize gain or loss except to the extent of cash received in lieu of a fractional share of our common stock.

        If a U.S. Holder receives cash in lieu of a fractional share of common stock, the holder will generally recognize capital gain or loss, for U.S. federal income tax purposes, equal to the difference between the amount of cash received and the tax basis in such fractional share. Such gain or loss will generally be long-term if the U.S. Holder's holding period in respect of the debentures is more than one year.

        A U.S. Holder's tax basis in the common stock received upon conversion should generally equal such holder's tax basis in debentures tendered in exchange therefor, less the tax basis allocated to any fractional share for which cash is received. A U.S. Holder's holding period in the common stock received upon conversion of debentures will include the holding period of debentures so converted.

  Sale, Exchange, Redemption, Repurchase or other Disposition of the Debentures

        Upon the sale, exchange, redemption, repurchase, or other disposition of debentures (other than a conversion of debentures into our common stock and except as provided in this paragraph), except with respect to market discount, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange, redemption, repurchase or other disposition and (ii) the U.S. Holder's adjusted tax basis in the debentures. Such gain or loss will be long-term if the U.S. Holder's holding period in respect of such debentures is more than one year. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income.

  Dividends on Common Stock and Constructive Dividends

        If, after a U.S. Holder converts a debenture into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction equal to a portion of any dividends received. For tax years through 2008, subject to certain exceptions, dividends received by non-corporate U.S. Holders will be taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

        The terms of the debentures allow for changes in the conversion price of the debentures in certain circumstances. A change in conversion price that allows debenture holders to receive more shares of common stock on conversion may increase the debenture holders' proportionate interests in our earnings and profits or assets. In that case, the debenture holders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the debenture holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate debenture holders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow debenture holders to receive more stock on conversion, however, increase the debenture holders' proportionate interests in the Company. For instance, a change in conversion price could simply prevent the dilution of the debenture holders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the debenture holders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated first as a tax-free return of capital and then as capital gain, as described above. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the dividends received deduction or the maximum 15% rate described in the previous paragraph.

  Sale of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock, except with respect to market discount. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

  Liquidated Damages on Debentures

        We may be required to make payments of liquidated damages if we do not file or cause to be declared effective a registration statement, as described under "Description of Debentures—Registration Rights." We intend to take the position for U.S. federal income tax purposes that any payments of liquidated damages should be taxable to you as additional ordinary income when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that as of the date of issuance of the debentures, the possibility that liquidated damages will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable U.S. Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the debenture. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income from the debentures and our deduction with respect to the payments of liquidated damages.

        If we do fail to file or cause to be declared effective a registration statement, you should consult with your tax advisers concerning the appropriate tax treatment of the payment of liquidated damages with respect to the debentures.

Non-U.S. Holders

  Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the debentures to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

  •
  owns, actually or constructively, at least 10 percent of our voting stock, or

  •
  is a "controlled foreign corporation" that is related, directly or indirectly, to us.

        In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock (by vote or value) is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock. Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30 percent rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the Non-U.S. Holder's country of residence.

        The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing an IRS Form W-8BEN or appropriate substitute form under penalties of perjury to us or our paying agent. If the holder holds the debenture through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

        If a Non-U.S. Holder is engaged in the conduct of a U.S. trade or business (through a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty), the Non-U.S. Holder will be subject to U.S. federal income tax on receipt of interest that is effectively connected with the conduct of such trade or business (and attributable to such permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty) in the same manner as a U.S. Holder, except that the holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if the Non-U.S. Holder is a corporation, the holder will be subject to a U.S. branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

  Conversion of Debentures into Common Stock

        Upon conversion of debentures into common stock, a Non-U.S. Holder will generally not be subject to U.S. federal income tax. See "Non-U.S. Holders—Sale, Exchange, Redemption, Repurchase or other Disposition of the Debentures or Common Stock" below regarding the taxation of cash received in lieu of a fractional share of common stock, upon a conversion.

  Dividends on Common Stock and Constructive Dividends

        Dividends paid or constructive dividends deemed paid (as described above under "U.S. Holders—Dividends on Common Stock and Constructive Dividends") to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, subject to reduction by an applicable treaty if the Non-U.S. Holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits. The withholding tax will not apply upon the receipt of an IRS Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder that is engaged in the conduct of a U.S. trade or business (through a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to benefits of an applicable tax treaty) will be subject to U.S. federal income tax on receipt of a dividend or a constructive dividend in the same manner as such holder is subject to U.S. federal income tax on interest. See "Non-U.S. Holders—Taxation of Interest".

  Sale, Exchange, Redemption, Repurchase or Other Disposition of the Debentures or Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange (other than a conversion of debentures into common stock, as discussed above), repurchase, receipt of cash in lieu of a fractional share of our common stock, or other disposition of debentures or common stock unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the U.S. for 183 or more days during the taxable year and certain other requirements are met, or (iii) the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation. See "U.S. Holders—Sale, Exchange,

Redemption, Repurchase or Other Disposition of the Debentures" above regarding the calculation of gain. Any such gain that is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder (and attributable to a U.S. permanent establishment, in the case of a Non-U.S. Holder entitled to the benefits of an applicable tax treaty) will be subject to U.S. federal income tax on a net income basis and, if such Non-U.S. Holder is a corporation, may also be subject to the branch profits tax described above.

  Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold a tax (currently at 28%) from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of interest or dividends to individual U.S. Holders of debentures or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures. Information returns will be filed with the IRS in connection with payments of interest or dividends to Non-U.S. Holders of the debentures or common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, the Non-U.S. Holder may be subject to backup withholding tax on payments of interest or dividends. The certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Payments made to U.S. Holders by a broker upon a sale of debentures or common stock will generally be subject to information reporting. Such payments may also by subject to backup withholding in the circumstances described in the immediately preceding paragraph. If, however, the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception will not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business. In such case, the sale will generally by subject to information reporting and may be subject to backup withholding in the circumstances described in the immediately preceding paragraph. Payments made to Non-U.S. Holders by a broker upon a sale of debentures or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

        THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR DEBENTURES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

EXPERTS

        The consolidated financial statements of Pixelworks, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a change in the accounting for goodwill in 2002.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon by Ater Wynne LLP, Portland, Oregon, counsel to the Company and O'Melveny and Myers, special counsel to the Company.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The Registrant will bear no expenses in connection with any sale or other distribution by the selling shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee	$21,705
Legal fees and expenses	30,000
Accounting fees and expenses	8,000
Printing expenses	20,000
Miscellaneous expenses	5,000

Total	$66,705

Item 15.    Indemnification of Directors and Officers.

        As an Oregon corporation the Company is subject to the Oregon Business Corporation Act ("OBCA") and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article 9 of the Company's Sixth Amended and Restated Articles of Incorporation, as amended, (the "Articles") eliminates the personal liability of the Company's directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities. The Articles require the Company to indemnify its directors and officers to the fullest extent not prohibited by law.

        Section 60.387, et seq., of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation in which the director or officer was adjudged liable to the corporation, but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnification against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

        The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

        The Company has entered into indemnity agreements with each of its executive officers and members of its Board of Directors. Each agreement provides for indemnification of the indemnitee to the fullest extent allowed by law.

        In connection with this offering, the selling shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant against any and all liability arising from inaccurate information provided to the Registrant by the selling shareholders and contained herein.

Item 16. Exhibits.

Exhibits.

Exhibit Number	Exhibit Description
4.1	Indenture dated May 18, 2004 between Pixelworks, Inc. and Wells Fargo Bank, National Association, filed as Exhibit 4.1 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is hereby incorporated by reference.
4.2
Form of $125,000,000 1.75% Convertible Subordinated Debentures due 2024 dated May 18, 2004, filed as Exhibit 4.2 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is hereby incorporated by reference.
4.3
Form of $25,000,000 1.75% Convertible Subordinated Debentures due 2024 dated May 18, 2004, filed as Exhibit 4.3 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is hereby incorporated by reference.
4.4
Registration Rights Agreement, dated May 18, 2004 among Pixelworks, Inc., Citigroup Global Markets Inc. and D.A. Davidson & Co., filed as Exhibit 4.4 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is hereby incorporated by reference.
5.1	Opinion of Ater Wynne LLP
5.2	Opinion of O'Melveny and Myers
12.1	Statement regarding Computation of Ratio of Earnings for Fixed Charges
23.1	Consent of KPMG LLP
23.2	Consent of Ater Wynne LLP (included in Exhibit 5.1)
23.3	Consent of O'Melveny and Myers (included in Exhibit 5.2)
24.1	Power of Attorney (see page II-4)
25.1	Statement of Eligibility of Trustee

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Pixelworks, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on August 10, 2004.

PIXELWORKS, INC.
By:	/s/ ALLEN H. ALLEY Allen H. Alley Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allen H. Alley and Jeffrey Bouchard, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2004.

/s/ ALLEN H. ALLEY Allen H. Alley	Chairman, President and Chief Executive Officer
/s/ JEFFREY B. BOUCHARD Jeffrey B. Bouchard	Vice President, Finance and Chief Financial Officer
/s/ OLIVER D. CURME Oliver D. Curme	Director
/s/ FRANK GILL Frank Gill	Director
/s/ C. SCOTT GIBSON C. Scott Gibson	Director
/s/ STEVEN J. SHARP Steven J. Sharp	Director

Exhibit Index

Exhibit Number	Exhibit Description
4.1
Indenture dated May 18, 2004 between Pixelworks, Inc. and Wells Fargo Bank, National Association, filed as Exhibit 4.1 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 9, 2004, is hereby incorporated by reference.
4.2
Form of $125,000,000 1.75% Convertible Subordinated Debentures due 2024 dated May 18, 2004, filed as Exhibit 4.2 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 9, 2004, is hereby incorporated by reference.
4.3
Form of $25,000,000 1.75% Convertible Subordinated Debentures due 2024 dated May 18, 2004, filed as Exhibit 4.3 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 9, 2004, is hereby incorporated by reference
4.4
Registration Rights Agreement, dated May 18, 2004 among Pixelworks, Inc., Citigroup Global Markets Inc. and D.A. Davidson & Co., filed as Exhibit 4.4 to the issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed on August 9, 2004, is hereby incorporated by reference.
5.1	Opinion of Ater Wynne LLP
5.2	Opinion of O'Melveny and Myers
12.1	Statement regarding Computation of Ratio of Earnings for Fixed Charges
23.1	Consent of KPMG LLP
23.2	Consent of Ater Wynne LLP (included in Exhibit 5.1)
23.3	Consent of O'Melveny and Myers (included in Exhibit 5.2)
24.1	Power of Attorney (see page II-4)
25.1	Statement of Eligibility of Trustee

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
INFORMATION INCORPORATED BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF DEBENTURES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
EXPERTS
LEGAL MATTERS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY